UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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NORTEK, INC.

(Name of Registrant as Specified In Its Charter)
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March 31, 2011

Dear Stockholder:

Our 2011 Annual Meeting of Stockholders will be held on May 10, 2011 at 9:00 a.m., local time, at the Hilton Minneapolis/St. Paul Airport, 3800 American Boulevard East, Bloomington, Minnesota 55425 (telephone: (952) 854-2100), and I hope you will join us.

At the meeting, we will be asking you:

1. To elect three Class II directors for a three year term to expire in 2014;

2. To consider a non-binding advisory vote on the compensation of our named executive officers as disclosed in these materials;

3. To consider a non-binding advisory vote on the frequency of future executive compensation advisory votes;

4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year 2011; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

As explained more fully in the proxy statement included with this Notice, you can vote using the Internet, by telephone, by mail, or in person, in each case by following the instructions in this proxy statement.

We urge you to vote your shares at your earliest convenience.

Thank you very much for your interest in our Company.

Sincerely,

Richard L. Bready
Chairman, President and Chief Executive Officer
Nortek, Inc.

NORTEK, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, May 10, 2011

Dear Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Nortek, Inc., a Delaware corporation (the “Company”), will be held at Hilton Minneapolis/St. Paul Airport, 3800 American Boulevard East, Bloomington, Minnesota 55425 (telephone: (952) 854-2100), on May 10, 2011 at 9:00 a.m., local time, to vote on the following proposals:

1. To elect Jeffrey C. Bloomberg, Joseph M. Cianciolo and James B. Hirshorn as the three Class II directors to serve a three-year term until the Company’s Annual Meeting in 2014;

2. To consider a non-binding advisory vote on the compensation of our named executive officers;

3. To consider a non-binding advisory vote on the frequency of future executive compensation advisory votes;

4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on Friday, March 18, 2011 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of those Stockholders will be open to examination by any Stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the executive offices of the Company, 50 Kennedy Plaza, Providence, Rhode Island 02903, for a period of ten days prior to the Annual Meeting.

You can simplify your voting and save the Company expense by voting over the telephone or by the Internet.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors and on compensation matters, your shares will not be voted on these matters.

All Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Sincerely,

Kevin W. Donnelly
Vice President, General Counsel and Secretary
Nortek, Inc.

Providence, Rhode Island
March 31, 2011

NORTEK, INC.

Proxy Statement — Table of Contents

ABOUT THE ANNUAL MEETING

Nortek, Inc. (the “Company”) is required by Delaware law (the state in which the company is incorporated) to hold an annual meeting of stockholders for the express purpose of allowing our stockholders to vote on those matters reserved to them under Delaware law or the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws. The State of Delaware and the Securities and Exchange Commission (the “SEC”) have rules that govern how we must conduct the Annual Meeting and what rights you may or may not have therein, especially related to how we solicit your votes for the Annual Meeting, the form of proxy that we may use, and the information that we must provide to you. Below you will find a summary of matters that specifically relate to our upcoming Annual Meeting and that we are required to disclose to you. We hope that you find this summary useful in your understanding of the Annual Meeting process, our business, the Directors, and the other matters that are pertinent to all of the above.

Date of Annual Meeting (the “Annual Meeting” or the “Meeting”)	May 10, 2011

Time of Annual Meeting	9:00 a.m., local time

Place of Annual Meeting	Hilton Minneapolis/St. Paul Airport, 3800 American Boulevard East, Bloomington, MN 55425 (telephone: (952) 854-2100)

Record Date for Annual Meeting (the “Record Date”)	March 18, 2011

Attending the Annual Meeting	All stockholders of record are welcome at our Annual Meeting. If you are intending to attend, please have proper identification. If your shares are held in street name, please have your most current broker statement with you.

Mailing Date of Proxy Materials	On or about April 5, 2011

Votes to Be Taken at the Annual Meeting	You are voting on:

• Proposal 1: Election of Jeffrey C. Bloomberg, Joseph M. Cianciolo and James B. Hirshorn to the class of directors whose term expires in 2014 (see page 12);

• Proposal 2: Advisory vote on the compensation of our named executive officers (see page 15);

• Proposal 3: Advisory vote on whether the advisory vote on the compensation of our named executive officers should occur every one, two or three years (see page 16);

• Proposal 4: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year (see page 35);

• Any other business properly coming before the meeting.

Recommended Vote on Each Proposal	The Board’s recommendation can be found with the description of each proposal in this proxy statement. In summary, the Board recommends that you vote:

1. FOR each of the three nominees for Class II director;

2. FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure beginning on page 17 (commonly referred to as “say-on-pay”);

3. To hold a say-on-pay vote every THREE YEARS; and

4. FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year.

Vote Required to Pass Each Proposal

Proposal 1 — Election of Directors	Directors are elected by plurality vote, which means that the three nominees for director receiving the highest number of votes FOR election will be elected as directors. Stockholders may not cumulate votes for the election of directors. If a nominee for director is unable to serve as a director, the Proxy Committee (as defined later in this proxy statement) may, in its discretion, vote for another person as director or vote to reduce the number of directors to less than nine, as the Board may recommend.

Proposal 2 — Advisory Vote on the Compensation of Our Named Executive Officers
Although this proposal appears on the ballot, it is only an advisory vote. This means that the Board of Directors will not be required to take any action on this matter regardless of the number of shares voted in favor of or against this proposal. However, the Board of Directors would like to understand the view of our stockholders on the Company’s compensation program, policies and philosophies for our named executive officers, so your consideration and vote on this matter will be taken seriously by the Board. Nevertheless, the votes that stockholders cast FOR must exceed the number of votes that stockholders cast AGAINST to approve.

Proposal 3 — Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes
Although this proposal appears on the ballot, it is only an advisory vote. This means that the Board of Directors will not be required to take any action on this matter regardless of the number of shares voted in favor of or against this proposal. However, the Board of Directors would like to understand the view of our stockholders on the frequency of future executive compensation advisory votes, so your consideration and vote on this matter will be taken seriously by the Board.

Proposal 4 — Ratification of Public Accountants	To ratify Proposal 4, stockholders holding a majority of the common stock present or represented by proxy at the Annual Meeting and voting on the matter must vote FOR this proposal.

Shares Outstanding on the Record Date and Entitled to Notice of and to Vote at the Annual Meeting	15,700,981 shares of common stock, which includes 700,981 shares of restricted common stock awarded under Nortek’s 2009 Omnibus Incentive Plan.

Voting of Shares	Each Stockholder is entitled to one vote for each share of common stock and to one vote for each share of restricted common stock held as of the Record Date.

Company Headquarters	50 Kennedy Plaza, Providence, Rhode Island 02903

Company Telephone Number	(401) 751-1600

VOTING YOUR SHARES

Who is soliciting your proxy?	The Company’s Board of Directors (the “Board”)

Who can vote?	Stockholders of record or beneficial owners at the close of business on the Record Date, March 18, 2011, are entitled to notice of and to vote at the Annual Meeting.

Who is a “stockholder of record”?	You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, BNY Mellon Shareowner Services (“BNY Mellon”), as of the Record Date.

Who is a “beneficial owner”?	You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a “nominee”) holds your stock, and who is often the stockholder of record. This is often called ownership in “street name” because your name does not appear in the records of the Transfer Agent. If your shares are held in street name, you will receive instructions from the stockholder of record. You must follow the instructions of the stockholder of record in order for your shares to be voted. Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card, and you must bring it to the Annual Meeting in order to vote.

If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. As a general matter, brokers have the discretion to vote on routine matters but cannot vote on non-routine matters. We believe that only Proposal 4: Ratification of Accountants will be considered a routine matter for this meeting. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

What is the quorum?	A quorum is required for stockholders to approve or reject proposals. For the purposes of the Annual Meeting, a quorum is the presence in person or by proxy (which includes voting over the Internet) of a majority of the total number of issued and outstanding shares of common stock as of the Record Date entitled to vote at the Annual Meeting.

What happens if I don’t give specific voting instructions?	If you are a stockholder of record and sign and return your proxy card or vote electronically without making any specific selections, then your shares will be voted in accordance with the recommendations of the Proxy Committee (as defined later in this proxy statement) on all matters presented in this proxy statement and as the Proxy Committee may determine in its discretion regarding any other matters properly presented for a vote at the Annual Meeting.

How are abstentions treated?	Abstentions are counted for purposes of determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote on any proposal.

What is the “Proxy Committee”?	The Proxy Committee was appointed by the Board and is comprised of Richard L. Bready, Kevin W. Donnelly and Edward J. Cooney. This Proxy Committee has the authority to vote properly executed proxies that do not otherwise specify specific voting instructions.

How can I vote my shares?	By Internet. You can vote over the Internet at www.proxyvoting.com/NTKS by following the instructions on the proxy card.

By Telephone. You can vote your proxy over the telephone by calling 1-866-540-5760 from any touch tone telephone. You must have your proxy card available when you call.

By Mail. If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to BNY Mellon Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250. Please allow sufficient time for delivery if you decide to vote by mail.

At the Annual Meeting. If you attend the Annual Meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting. However, if your shares are held in street name, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Monday, May 9, 2011.

How can I change my vote?	You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, or by voting by ballot at the Annual Meeting. Attending the Annual Meeting will not automatically revoke your proxy unless you specifically request it. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote or by voting by ballot at the Meeting.

Are there other matters to be voted on at the Annual Meeting?	The Board is not aware of any matters not set forth in this proxy statement that may come before the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, it is intended that the persons named as the Proxy Committee in this proxy statement will vote as the Board directs.

What is the cost of solicitation?	The Company will bear the entire cost of soliciting the proxies, including the preparation, assembly, printing and mailing of this proxy statement. The Company has retained BNY Mellon to act as a proxy solicitor in conjunction with the Annual Meeting and has agreed to pay $6,500, plus reasonable out-of-pocket expenses, to BNY Mellon for proxy solicitation services. In addition to solicitation by mail, the directors, officers and other employees of the Company may solicit proxies in person, by telephone, electronic communications, or by other means without additional compensation.

Where can I find the voting results of the Annual Meeting?	We will announce preliminary voting results at the Annual Meeting. We will publish final voting results in a Current Report on Form 8-K within 4 business days following the Annual Meeting.

NORTEK BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors is divided into three classes of nine directors who serve in staggered three-year terms. The Company believes that a staggered Board is the most effective way for the Board to be organized because it ensures a greater level of certainty of continuity from year-to-year which provides stability in organization and experience. As a result of the three classes, at each Annual Meeting, three Directors are elected for a three year term, while the other six Directors do not have to stand for election as their term is not then expiring. The Company’s current directors are as follows:

•	Class I directors are Messrs. Coleman, Keenan and Smith, and their terms will expire at the annual meeting of stockholders to be held in 2013;

•	Class II directors are Messrs. Bloomberg, Cianciolo and Hirshorn, and their terms will expire at the annual meeting of stockholders to be held in 2011;

•	Class III directors are Messrs. Bready, Lukas and Rosenthal, and their terms will expire at the annual meeting of stockholders to be held in 2012.

In fiscal year 2010, the Board met 15 times for both regular and special meetings. Each of the directors attended at least 75% of the aggregate of all meetings of the Board and committees on which he was a member. The Company does not have a formal policy regarding attendance by members of the Board at the Company’s Annual Meeting, but each is encouraged to do so.

The Company does not have a formal process for stockholders to communicate with the Board. Nevertheless, the Company is committed to ensuring that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders may communicate with any of our Directors by sending a letter to the Director, c/o Secretary, Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903. All such letters will be promptly forwarded to the respective Director.

Although the Company is not currently subject to the NYSE Rules, it is in the process of listing its common stock on the New York Stock Exchange. The Board of Directors has determined that all directors except Mr. Bready are considered “independent directors” within the meaning of the NYSE Rules for listed companies. Pursuant to transition rules of the New York Stock Exchange, the audit committee of the Company must have at least one independent member at the time of listing and must consist entirely of independent members within one year of listing on the New York Stock Exchange. Each of the four members of the audit committee of the Company are independent within the meaning of Rule 10A-3 of the Exchange Act.

Committees of the Board

The Board of Directors has a complex set of duties and responsibilities, both practically and as provided under Delaware law, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-Laws. However, to govern the modern corporation, there are a myriad of activities that must be performed and that are more effectively and efficiently performed by smaller groups of people. To do this, Delaware law gives the Board the authority to establish “committees” of the Board to take on directed duties. Moreover, various regulatory bodies with jurisdiction over the Company mandate certain committees, and, other various applicable laws give the Board the latitude to satisfy some of its duties and responsibilities through these committees.

To this end, the Company has established three committees: an Audit Committee; a Compensation Committee; and a Nominating and Corporate Governance Committee. Each committee operates under a charter approved by our Board of Directors. Copies of each committee’s charter are posted on the Corporate Governance section of the Investors section of our website, www.nortek-inc.com. The membership, principal duties, and responsibilities of each committee are set forth below. Under applicable rules and regulations, and as determined by the Board, all of the committee members are “independent” directors as “independence” is defined by the NYSE Rules.

The membership of the Committees is set forth below:

Nominating and
Corporate
		Compensation	Governance
Name	Audit Committee	Committee	Committee

John T. Coleman	•	•
Thomas A. Keenan	•
J. David Smith		Chair
Jeffrey C. Bloomberg	•	•
Joseph M. Cianciolo	Chair(1)		•
James B. Hirshorn
Richard L. Bready
Bennett Rosenthal			•
Daniel C. Lukas		•	Chair

(1)	Our Board of Directors has determined that Mr. Cianciolo is an “audit committee financial expert” as defined in applicable SEC rules.

Audit Committee

The committee’s charter provides that the principal duties and responsibilities of the Audit Committee include:

•	appointing, evaluating, overseeing and replacing, if necessary, our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	reviewing certain regulatory filings with management and our independent registered public accounting firm; and

•	reviewing earnings press releases and earnings guidance provided to analysts.

All audit and non-audit services, other than de minimus non-audit services, provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Additional information regarding the Audit Committee and the Company’s independent registered public accounting firm is disclosed under the heading “Independent Registered Public Accounting Firm” and “Audit Committee Report” elsewhere in this proxy statement.

Compensation Committee

The committee’s charter provides that the principal duties and responsibilities of the Compensation Committee include:

•	reviewing and approving annual goals and objectives of our CEO, evaluating the performance of our CEO in light of those goals and objectives, determining or assisting to determine our CEO’s compensation level and making all other determinations with respect to the compensation of our CEO;

•	recommending to our Board of Directors the compensation of our executive officers other than our CEO and, to the extent such authority is delegated to it by our Board of Directors, approving the compensation payable to these executive officers, other than the base salaries of Messrs. Donnelly and Hall, which are set by the Chief Executive Officer;

•	reviewing and approving the compensation of the CEO of each of the Company’s business segments and such other subsidiary officers as the Committee may from time to time designate (collectively, the “Subsidiary designated officers”);

•	considering with respect to the compensation of the Company’s executive officers and Subsidiary designated officers: (a) annual base salary; (b) any bonus or other short-term incentive program; (c) any long-term incentive compensation (including cash-based and equity-based awards); (d) any employment agreements, severance arrangements, change-in-control arrangements and similar agreements or arrangements; and (e) any perquisites and other special or supplemental benefits;

•	reviewing and approving (and in the case of any Company executive officer other than the CEO, recommending to the Board) any termination or other severance pay at the time of the termination of any Company executive officer or Subsidiary designated officer which was not previously approved by the Committee or the Board or otherwise provided by contract;

•	reviewing and making recommendations to our Board of Directors regarding compensation, if any, of the Board of Directors and its committees; and

•	reviewing and making recommendations to our Board of Directors regarding incentive compensation and equity-based plans that are subject to approval by our Board of Directors.

Nominating and Corporate Governance Committee

The committee’s charter provides that the principal duties and responsibilities of the Nominating and Corporate Governance Committee include:

•	evaluating and selecting or recommending for selection candidates for election to our Board of Directors;

•	developing and recommending to our Board of Directors a set of corporate governance principles and code of ethics;

•	evaluating the functions, duties and composition of committees of our Board of Directors and making recommendations to our Board of Directors with respect thereto;

•	recommending to our Board of Directors or to the appropriate committee processes for annual evaluations of the performance of our Board of Directors, our Chairman and our CEO; and

•	considering and reporting to our Board of Directors any questions of possible conflicts of interests of members of our Board of Directors.

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the entire Board from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of directors. The Board of Directors believes that directors should bring to the Company a variety of perspectives and skills that are derived from high quality business and professional experience and that are aligned with the Company’s strategic objectives. The composition of the Board of Directors should at all times adhere to the standards of independence promulgated by applicable New York Stock Exchange and SEC rules. We also require that our directors be able to attend all board and applicable committee meetings. In this respect, directors are expected to advise the Chairman of the Board of Directors and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting any other public company directorship or assignment to the audit committee of the board of any other public company. Additionally, no member of the Audit Committee of the Board of Directors may sit on more than four separate audit committees of public companies.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, the Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Committee and Board may be consulted for suggestions as to individuals meeting the criteria above. Research may also be performed to identify qualified individuals.

Director Compensation

For their services as directors during 2010, Nortek’s directors who were not officers, employees or consultants of Nortek or its subsidiaries received directors’ fees from Nortek.

Under our director compensation policy, which became effective in April 2010, our non-employee directors are compensated as follows:

•	annual retainer fee of $50,000, payable quarterly in advance;

•	additional annual retainer fee of $10,000 for the chair of the Audit Committee and an annual retainer fee of $5,000 for the other members of the Audit Committee;

•	fee for board meetings of $1,500 per meeting; and

•	fee for committee meetings of $1,500 per meeting, if they are held on a day when there is not a board meeting.

Each annual retainer fee is payable in advance in four equal quarterly installments on the first day of each quarter, provided that the amount of such payment will be prorated for any portion of the quarter that the director was not serving on our board. Each non-employee director is also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committee on which he or she serves.

The following table provides a summary of compensation paid for the year ended December 31, 2010 to Nortek’s Board of Directors. The table shows amounts earned by such persons for services rendered to Nortek in all capacities in which they served:

					Change in
				Non-	Pension
				Equity	Value and
				Incentive	Nonqualified
	Fees Earned	Stock	Option	Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($)	($)(3)(4)	($)	Earnings ($)	($)(5)	Total ($)

Jeffrey C. Bloomberg	$83,500	—	$44,400	—	—	$318	$128,218
Joseph M. Cianciolo	88,500	—	44,400	—	—	588	133,488
John T. Coleman(1)	44,000	—	210,400	—	—	203	254,603
James B. Hirshorn	76,500	—	44,400	—	—	—	120,900
Thomas A. Keenan	83,500	—	44,400	—	—	528	128,428
Daniel C. Lukas(1)	41,500	—	210,400	—	—	—	251,900
Bennett Rosenthal	72,000	—	44,400	—	—	—	116,400
Jeffrey B. Schwartz(2)	30,500	—	—	—	—	—	30,500
J. David Smith(1)	70,500	—	44,400	—	—	4,360	119,260

(1)	Mr. Smith became a director on February 18, 2010. Messrs. Coleman and Lukas became directors on July 1, 2010.

(2)	Mr. Schwartz was a director until June 30, 2010.

(3)	For 2010, this amount represents the dollar amount of the aggregate grant date fair value of the stock options granted during fiscal year 2010 determined in accordance with ASC 718 and based on a grant date fair value of a stock option equal to $4.44 for the options granted on April 8, 2010, and $21.04 for the options granted on August 12, 2010. For additional information, including information regarding the assumptions used for these calculations, see Note 2, “Reorganization Under Chapter 11”, and Note 9, “Share-Based Compensation”, to the consolidated financial statements filed with our Annual Report on Form 10-K for fiscal year 2010.

(4)	Messrs. Bloomberg, Cianciolo, Coleman, Hirshorn, Keenan, Lukas, Rosenthal and Smith each had 10,000 option awards outstanding at the end of fiscal year 2010.

(5)	Represents the reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and any committee on which he or she serves.

Mr. Bready does not receive additional compensation for his service as a director of the Company.

On April 8, 2010, pursuant to our 2009 Omnibus Incentive Plan, our Board of Directors issued options to purchase 10,000 shares of common stock to each of Messrs. Bloomberg, Cianciolo, Hirshorn, Keenan, Rosenthal, Schwartz and Smith at an exercise price of $17.50 per share, which was the exercise price agreed upon by the Chief Executive Officer of the Company and the ad hoc committee in connection with the Reorganization. Such exercise price was approved by the Board of Directors and exceeded the fair market value of a share of common stock on the date of grant, calculated pursuant to ASC 718. On August 12, 2010, pursuant to the Plan, our Board of Directors issued options to purchase 10,000 shares of common stock to each of Messrs. Coleman and Lukas at an exercise price of $41.00 per share, which was determined to be the fair market value of our common stock on that date based on the closing price on that date on the OTC:QB. These stock options vest at the rate of 20% on each anniversary of the grant date, beginning with the first anniversary of the grant date, with 100% vesting upon the fifth anniversary of the grant date, and, unless terminated earlier, expire on the tenth anniversary of the grant date. Unvested stock options are forfeited upon the termination of the grantee’s directorship with the Company and its affiliates, and stock options that have not vested prior to a Change of Control (as defined in the Plan) fully vest upon a Change of Control. Each of the options to purchase 10,000 shares of common stock granted to Mr. Schwartz were forfeited upon his resignation as a director of the Company on June 30, 2010.

The stock options granted to each of Messrs. Rosenthal and Lukas are held for the benefit of Ares Management LLC and certain funds managed by or affiliated with Ares Management LLC (collectively, the “Ares Entities”).

Pursuant to policies of the Ares Entities, each of Messrs. Rosenthal and Lukas holds such stock options as nominee for the sole benefit of the Ares Entities and has assigned all economic, pecuniary and voting rights in respect of such stock options to the Ares Entities. Each of Messrs. Rosenthal and Lukas expressly disclaims beneficial ownership of such stock options, except to the extent of any pecuniary interest therein.

CORPORATE GOVERNANCE

Code of Conduct

The Company has adopted a written code of business conduct and ethics that applies to our directors, officers, employees and certain other persons, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The current version of the code is posted on the Corporate Governance section of the Investors section of our website, www.nortek-inc.com. The Company’s website is included in this proxy statement as a textual reference only and the information in the website is not incorporated by reference into this proxy statement.

Certain Relationships and Related Transactions

Our Board of Directors has adopted written policies and procedures for the review, approval or ratification of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family or household members) or any firm, corporation or other entity in which any of the foregoing persons has a position or relationship (or, together with his or her immediate family members, a 10% or greater beneficial ownership interest) (each, a “Related Person”) has a direct or indirect material interest.

If a Related Person proposes to enter into such a transaction, arrangement or relationship (a “Related Person Transaction”), the Related Person must report the proposed transaction to our General Counsel. If the General Counsel determines that the proposed transaction is a Related Person Transaction, it shall be submitted to our Audit Committee for consideration. No member of the Audit Committee may participate in any review of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The policy also permits the chair of the Audit Committee to review and, if deemed appropriate, approve proposed Related Person Transactions that arise between Audit Committee meetings.

In the event we become aware of a Related Person Transaction that has not been previously approved or previously ratified under this policy, such ongoing or pending transactions will be submitted to the Audit Committee or the chair of the Audit Committee promptly. Based on the conclusions reached, the Audit Committee or the chair will evaluate all options, including ratification, amendment or termination. If the transaction is completed, the Audit Committee or the chair will determine if rescission of the transaction and/or any disciplinary action is appropriate, and will ask the General Counsel to evaluate our controls and procedures to determine the reason the transaction was not submitted for prior approval.

A Related Person Transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the Related Person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the benefits to the Company;

•	the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director has a position or relationship;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

The Audit Committee may approve or ratify a Related Person Transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The Audit Committee may impose any conditions on the Related Person Transaction that it deems appropriate.

There were no Related Person Transactions during fiscal year 2010.

Procedures for Stockholders to Recommend Director Nominees

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in accordance with our by-laws. Those procedures require a stockholder to notify the Company’s Secretary in writing at Secretary, Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903.

To be timely, a stockholder’s notice must be delivered by a date not less than 90 nor more than 120 days prior to May 10, 2012. Any notice to the Secretary must include the following:

•	as to each candidate that the stockholder proposes for election or reelection as a director:

•	the candidate’s name, age and address;

•	the candidate’s principal occupation or employment;

•	the class and number of shares of the Company’s stock, if any, owned beneficially or of record by the candidate;

•	a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the candidate, and his or her respective affiliates or associates, on the other hand; and

•	as to the stockholder:

•	the name and address of the stockholder;

•	the class (and, if applicable, series) and number of shares of stock of the Company that are, directly or indirectly, owned beneficially or of record by the stockholder;

•	any other material financial or voting interest in the Company that is, directly or indirectly, owned beneficially or of record by the stockholder and its respective affiliates or associates, or others with whom they are acting in concert; and

•	whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees.

In addition, any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Company, within 10 days of receipt of the form of questionnaire from the Company.

Compensation Committee Interlocks and Insider Participation

During the 2010 fiscal year, there were no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

PROPOSAL 1: ELECTION OF DIRECTORS

At the 2011 Annual Meeting, three individuals are to be elected as Class II directors to hold a three-year term of office from the date of their election until the 2014 Annual Meeting and until their successors are duly elected and qualified.

The three nominees for election as Class II directors are Jeffrey C. Bloomberg, Joseph M. Cianciolo and James B. Hirshorn, each of whom is currently a Class II director and each of whom has agreed to serve as a director if elected.

If a nominee for director is unable to serve as a director, the persons appointed as the Proxy Committee for the Annual Meeting may, at their discretion, vote for another person as director.

See the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management” for information as to ownership of Company securities by nominees for director.

As set forth above under the “Nominating and Corporate Governance Committee” section, that Committee annually reviews the composition of the Board and Committees to ensure there is the proper combination of skill, expertise, competence, qualification and experience on the Board and that each Committee is properly constituted to maximize its efficiency and effectiveness. In addition, the Nominating and Corporate Governance Committee also annually reviews the criteria that the Committee and the Board consider important for the totality of the Board to possess as well as the overall effectiveness of the Board and each Committee. To that end, the Committee seeks to populate the Board with a set of individuals that possess as many of such criteria as practical, realizing that it is merely aspirational to seek a Board where every member has every desirable skill, qualification, experience and attribute. Nevertheless, the Committee believes that it has assembled an exemplary group of leaders who possess the skills, qualifications, experience and attributes necessary to guide the company to continued successes.

At a minimum, each Director should possess the highest ethics and integrity, and demonstrate an unwavering commitment to representing your long-term interests. Each Director should also have individual business experience and sound business judgment. All of our Director nominees have experience in the oversight of public companies as a result of their service on the Board and those of other public companies and their involvement in the other organizations described below. This diverse and complimentary set of skills, experience and backgrounds creates a highly qualified and independent Board.

Set forth below you will find certain information for each of the Directors, including the nominees, which we believe evidences his qualifications to sit on the Board of Directors.

Nominees for Election as Class II Directors for a Term Ending 2014

Jeffrey C. Bloomberg has been a member of the Board of Directors of Nortek since April 19, 2005 and in 2010 was appointed to the position of Lead Director. Mr. Bloomberg was previously a member of Nortek’s Board of Directors from January 9, 2003 to August 27, 2004. Mr. Bloomberg has served since 2001 in the Office of the Chairman of Gordon Brothers Group LLC, a company which assists retail, consumer goods and industrial companies in asset redeployment and provides capital solutions to middle market companies. From 1994 to 2001, Mr. Bloomberg served as the President of Bloomberg Associates, an investment banking company. Mr. Bloomberg currently serves as a director of RHI Entertainment, Inc. and he served as a director of Tweeter Home Entertainment Group from 1986-2007. Mr. Bloomberg’s extensive experience with retailers and consumer goods and his experience in dealing with issues facing the Company make him well-positioned for his role as a director.

Joseph M. Cianciolo has been a member of the Board of Directors of Nortek since 2003. Mr. Cianciolo retired in June 1999 as the managing partner of the Providence, Rhode Island office of KPMG LLP. At the time of his retirement, Mr. Cianciolo had been a partner of KPMG LLP since 1970. Mr. Cianciolo currently serves as a director of United Natural Foods, Inc. and Eagle Bulk Shipping, Inc. Mr. Cianciolo’s extensive knowledge and experience with accounting matters allows him to provide valuable insight to the Board of Directors.

James B. Hirshorn has been a member of the Board of Directors of Nortek since December 17, 2009. Mr. Hirshorn is an Operating Advisor to Ares Management LLC, a global alternative asset management firm (“Ares”), where he focuses his time on portfolio investments across the Ares platform. Mr. Hirshorn has over 18 years of leadership experience in the manufacturing, retail, private equity and consulting businesses. From 2007-2008, Mr. Hirshorn was the President of Potbelly Sandwich Works from 2007-2008 and prior to that he served as the Senior Executive VP of Finance, Operations and R&D for Sealy Mattress Corporation from 2002-2006. Prior to joining Sealy, Mr. Hirshorn was a Vice President at Bain Capital from 1999-2002 in their portfolio group, providing operating leadership to a number of Bain Capital’s retail and consumer products businesses. Prior to joining Bain Capital, Mr. Hirshorn was a manager at Bain & Company from 1993-1998. Mr. Hirshorn also spent three years with Procter & Gamble in their product development organization from 1988-1991. Mr. Hirshorn served as a director of Sealy Corporation from 2004 to 2006. Mr. Hirshorn’s experience in operations at numerous portfolio companies provides him with valuable expertise to assist the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE THREE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AS CLASS II DIRECTORS.

Directors Continuing in Office

Class III Directors — Term Ending 2012

Richard L. Bready has served as Chairman of the Board, Chief Executive Officer and President of Nortek since December 1990. Mr. Bready joined Nortek as Treasurer in 1975 and was elected Director in 1976. Prior to joining Nortek, Mr. Bready was an independent financial consultant and an audit manager at a major public accounting firm. Mr. Bready is a director of Gamco Investors, Inc. and Bancorp RI. Mr. Bready’s extensive history with Nortek as an executive officer provides valuable insight and continuity to the Board of Directors.

Daniel C. Lukas has been a member of the Board of Directors of Nortek since July 1, 2010. Mr. Lukas is a Partner in the Private Equity Group of Ares. Prior to joining Ares in 2008, Mr. Lukas served as a Managing Director of GSC Group from 2006 through 2008, and Vice President of GSC Group from 2003 through 2005. Prior to that, he served as Vice President in the private equity and distressed debt funds at Thomas Weisel Capital Partners from 2000 to 2002, and before that, he was with Consolidated Press Holdings Limited, the private investment vehicle of Kerry Packer in Sydney, Australia. Earlier, Mr. Lukas was at Hellman & Friedman after beginning his career at Goldman, Sachs & Co. Mr. Lukas served as a director of RAM Holdings Ltd. from 2004 until his resignation in 2007, and as a director of Cherokee International Corporation from 2006 until his resignation in 2008. Mr. Lukas serves on the board of directors of City Ventures, LLC and Jacuzzi Brands Corporation. Mr. Lukas’s experience with acquisitions and debt and equity investments, as well as his experience serving on other boards of public companies, allows him to bring valuable insight to the Board of Directors.

Bennett Rosenthal has been a member of the Board of Directors of Nortek since December 17, 2009. Mr. Rosenthal is a founding member and Senior Partner of Ares Management where he serves on the Executive Committee and co-heads the Ares Private Equity Group. Mr. Rosenthal is also Chairman of the Board of Directors of Ares Capital Corporation, a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies. Prior to joining Ares in 1998, Mr. Rosenthal was a Managing Director in the Global Leveraged Finance Group of Merrill Lynch where he was a senior member of Merrill Lynch’s Leveraged Transaction Commitment Committee. Mr. Rosenthal also serves on the board of directors of several other companies, including AmeriQual Group, LLC, Aspen Dental Management, Inc., City Ventures, LLC, Hanger Orthopedic Group, Inc., Jacuzzi Brands Corporation, Serta Inc. and Simmons Bedding Company. Mr. Rosenthal previously served on the board of directors of Maidenform Brands, Inc. Mr. Rosenthal graduated summa cum laude with a Bachelor of Science degree in economics from the University of Pennsylvania’s Wharton School of Business where he also received his M.B.A. with distinction. Mr. Rosenthal’s experience with leverage finance and high yield offerings and serving on other boards of directors makes him well-positioned to serve as a director for the Company.

Class I Directors — Term Ending 2013

John T. Coleman has been a member of the Board of Directors of Nortek since July 1, 2010. Mr. Coleman served as President, Chief Operating Officer and a Director of Bose Corp., a manufacturer of high end audio products, from July 2001 to July 2005. Prior to that, he was Executive Vice President and Vice President of Human Resources at Bose, and before that, he was General Manager of Bose’s European manufacturing operations. Prior to joining Bose, Mr. Coleman was Director of Human Resources for General Electric in Ireland. Mr. Coleman was Head of the College of Business and Law at University College Cork in Ireland from May 2006 until June 2007. He is a member of the Board of Advisors of the School of Economics at University College Cork. Mr. Coleman holds diplomas in Personnel Management and in Training and Development from the Irish Management Institute. He also holds a diploma in Management Studies and an M.B.A. from the University of Ulster, Northern Ireland. Mr. Coleman is currently serving as a director of Rosetta Stone Inc. Mr. Coleman has a background in the retail industry building an international brand. He brings experience in management, operations, technology, human resources and education to our Board of Directors.

Thomas A. Keenan has been a member of the Board of Directors of Nortek since December 17, 2009. Mr. Keenan is the owner and founder of Keenan LLC, a real estate investment and development company focused on high end custom homes and the acquisition of multi-unit apartment buildings and commercial complexes. Prior to founding Keenan LLC, Mr. Keenan served as an investment principal for First Media LLC, the private investment arm of the Richard Marriott family, from 1997-2006, formulating investment strategies for private and public equity investments and prior to that, he was a consultant at McKinsey & Company from 1995 to 1997, focused on media and software clients. Mr. Keenan is currently serving as a director of Stanley Martin Companies. Mr. Keenan’s experience with real estate and the development industry equip him with valuable insight about the markets for the Company’s products.

J. David Smith has been a member of the Board of Directors of Nortek since February 18, 2010. Mr. Smith served as President of Alumax Fabricated Products, Inc. and as an officer of Alumax, Inc. from 1989-1996. Mr. Smith held the positions of Chief Executive Officer and President of Euramax International, Inc. from 1996 and also served as its Chairman from 2002 until his retirement in 2008. Mr. Smith also serves as a director of Commercial Metals Company. Mr. Smith has extensive operating and management experience in private and public international metals and building products companies.

Below you will find a tabular summary of our entire Board, their age as of March 31, 2011, the year they were each elected and the year in which their term ends.

			Nortek	Term
Name	Principal Occupation	Age	Director Since	Ending

Class I
John T. Coleman	Director	64	2010	2013
Thomas A. Keenan	Director	45	2009	2013
J. David Smith	Director	62	2010	2013

Class II
Jeffrey C. Bloomberg	Director	63	2005	2014	(1)
Joseph M. Cianciolo	Director	71	2003	2014	(1)
James B. Hirshorn	Director	44	2009	2014	(1)

Class III
Richard L. Bready	Chairman, President and Chief Executive Officer of Nortek	66	1976	2012
Daniel C. Lukas	Director	39	2010	2012
Bennett Rosenthal	Director	47	2009	2012

(1)	If elected at 2011 Annual Meeting.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

In proposal 2, the Company seeks your advisory vote on the compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis” section, tabular disclosure regarding such compensation and accompanying narrative disclosure set forth in this proxy statement (commonly referred to as a “say-on-pay” vote). We ask that you support the compensation of our named executive officers as disclosed below. Your vote is advisory only, and therefore non-binding, but we can assure you that whatever the outcome of the vote, the Compensation Committee and the Board will consider the results carefully.

As noted below, our compensation program for our named executive officers was designed to attract, motivate, reward and retain high caliber executives to assist Nortek in achieving its strategic and operating objectives, and to compensate them at a level that is commensurate with both corporate and individual performance achievement, with the ultimate goal of increasing the value of our stockholders’ investment. The Compensation Committee believes the Company’s executive compensation program reflects a strong pay-for-performance philosophy and is aligned with the stockholders’ long-term interests.

We believe that our programs are currently structured in the best manner possible to sustain our organizational and strategic goals.

Stockholders are being asked to vote on the following resolution:

RESOLVED:  That the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 annual meeting proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” SECTION OF THIS PROXY STATEMENT AS SET FORTH BELOW.

PROPOSAL 3: AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In this proposal 3, the Company is providing stockholders the opportunity to cast an advisory vote on whether a “say-on-pay” vote should occur once every one, two or three years. This vote, like the say-on-pay vote in proposal 2, is not binding on the Board.

Our Board of Directors recommends that future say-on-pay votes be conducted once every three years (or triennially) to provide stockholders with an appropriate timeframe to evaluate the Company’s overall executive compensation program. As described in detail in the “Compensation Discussion and Analysis” section below, our executive compensation program was designed to provide a competitive level of total compensation necessary to attract and retain executives qualified to execute our business strategy and to motivate them to contribute to our short- and long-term success. The salary and bonus structure for our named executive officers was established prior to the Company’s bankruptcy reorganization in December 2009, was approved by our former bondholders and the bankruptcy court in connection with the reorganization, and has remained intact following the reorganization. The equity awards issued to our named executive officers, which were also approved in connection with the 2009 reorganization, were issued with four or five year vesting that is contingent upon successful completion of multi-year performance and service periods. The performance-based restricted stock awards granted in 2009 under our 2009 Omnibus Incentive Plan vest 25% at the end of each of the 2010, 2011, 2012, and 2013 fiscal years, and the number of shares issuable, if any, when the award vests depends on the degree of achievement of corporate performance metrics. Similarly, the stock option awards vest over a five-year period, subject to each executive’s continued employment with the Company.

The Board of Directors believes that voting every three years, rather than every one or two years, will provide stockholders with the opportunity to conduct thoughtful analyses of our executive compensation program over a time period similar to the periods associated with our compensation awards and in relation to our long-term performance. A triennial vote will allow our stockholders to review any modifications we make to our executive compensation structure following the Compensation Committee’s review of our executive compensation structure in 2011. It will also provide us with sufficient time to evaluate and respond effectively to stockholder input, engage with stockholders to understand and respond to prior voting results and implement any appropriate changes to our program. In addition, a triennial vote will provide time for any implemented changes to take effect and allow stockholders sufficient time to evaluate the effectiveness of our compensation program and any changes made to the program. Furthermore, as discussed above elsewhere in this proxy statement, stockholders or other interested parties may provide additional feedback to our Board of Directors even in years when the say-on-pay vote does not occur.

Vote Required

Because this proposal seeks the input of our stockholders and provides our stockholders with the option to vote to hold a say-on-pay vote once every one, two or three years, there is no minimum vote requirement for this proposal. Although our Board recommends holding a say-on-pay vote once every three years, you have the option to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove of the Board’s recommendation.

Stockholders are being asked to vote on the following resolution:

RESOLVED:  That the option of once every one, two or three years that receives the highest number of votes properly cast for this resolution will be determined to be the preferred frequency recommended by the stockholders of the Company with which the Company is to hold a non-binding, advisory stockholder vote to approve the compensation of the Company’s named executive officers in accordance with Section 14A of the Securities Exchange Act of 1934.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE, ON AN ADVISORY BASIS, FOR A
FREQUENCY OF “THREE YEARS” FOR FUTURE NON-BINDING ADVISORY VOTES ON
COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Executive Officers of Nortek

The following table sets forth the names of the executive officers of Nortek, their positions and ages (as of March 31, 2011):

Name	Age	Position

Richard L. Bready	66	Chairman, President and Chief Executive Officer
Almon C. Hall	64	Vice President and Chief Financial Officer
Kevin W. Donnelly	56	Vice President, General Counsel and Secretary
Edward J. Cooney	63	Vice President and Treasurer
Bruce E. Fleming	61	Vice President Corporate Development

The foregoing executive officers are listed in the “Summary Compensation Table” below and are referred to in this proxy statement and in the “Compensation Discussion and Analysis” section below as our “named executive officers.” Each individual has served in the same or substantially similar executive positions with Nortek for at least the past five years.

Our executive officers are elected annually by Nortek’s Board of Directors and serve until their successors are chosen and qualified. Nortek’s executive officers include only those officers of Nortek who perform policy-making functions and have managerial responsibility for major aspects of Nortek’s overall operations. A number of other individuals who serve as officers of Nortek’s subsidiaries perform policy-making functions and have managerial responsibilities for the subsidiary or division by which they are employed and a number of other individuals who serve as officers of Nortek have discrete areas of responsibility within Nortek. However, none of these individuals perform policy-making functions or have managerial responsibility for major aspects on Nortek’s overall operations. Certain of these individuals could, depending on the earnings of their subsidiary or division, be more highly compensated than some executive officers of Nortek.

There are no family relationships between any director, executive officer or other significant employee of the Company and any other director, executive officer or other significant employee.

Messrs. Bready, Hall, Cooney, Donnelly and Fleming were executive officers at the Company when it filed voluntary petitions in the Bankruptcy Court seeking relief under the provisions of chapter 11 of the Bankruptcy Code on October 21, 2009. See “Business — 2009 Bankruptcy and Reorganization” in Item 1 of our Annual Report on Form 10-K for fiscal year 2010.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth below with management. Based on these reviews and discussions, we recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee
J. David Smith (Chair)
Jeffrey C. Bloomberg
Daniel C. Lukas
John T. Coleman

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of Nortek’s named executive officers and the most important factors relevant to an analysis of these policies and decisions.

Executive Summary

Company Performance in 2010

Key highlights of the Company’s 2010 performance included the following:

•	The Company’s financial performance improved compared to 2009 despite challenging economic conditions that continued to impact the majority of the markets in which the Company operates. Net sales for 2010 increased 5% to $1,899.3 million compared to $1,807.9 million in 2009. Operating earnings for 2010 improved from a $204.6 million loss to $70.6 million in income.

•	The Company continued to improve its financial position after emerging from bankruptcy reorganization in December 2009 (the “Reorganization”). We ended the year with a cash balance of $57.9 million and availability under our asset-based revolving credit facility of approximately $147 million on December 31, 2010.

•	In December 2010, the Company completed its $298 million acquisition of Ergotron, Inc., a leader in the design, manufacture and marketing of innovative, ergonomic mounting and mobility products for computer monitors, notebooks and flat panel displays. The Company believes that Ergotron will be complementary to the Company’s existing Technology Products segment and provide the Company with an additional platform for growth and profitability, while diversifying its exposure to the commercial, healthcare and education markets.

•	The Company capitalized on opportunistic fundraising and refinancing transactions, including closing a private placement of $250 million aggregate principal amount of 10% Senior Notes due 2018 in November 2010 and amending our $300 million revolving asset-backed credit agreement in December 2010, to, among other things, lower the interest rates payable by the Company and amended certain provisions to provide Nortek with more flexibility.

•	The Company filed a Form 10 registration statement to register its common stock with the SEC and filed an application to list its common stock on the New York Stock Exchange. The Company’s common stock is currently publicly traded on the OTC:QB pending its anticipated move to the NYSE.

Executive Compensation in 2010

After the Reorganization, the Company’s executive management team, led by the Chief Executive Officer, focused on maintaining Nortek’s strong presence in the various markets in which it operates, steadily rebuilding the Company and taking advantage of opportunistic acquisitions. The Company’s named executive officers were compensated for both Company and individual performance during 2010. The compensation received by our named executive officers for 2010 is summarized below.

•	Base salary. Messrs. Bready, Hall and Donnelly each have employment agreements that require Nortek to pay them a minimum base salary of $3,500,000, $500,000 and $375,000, respectively. Messrs. Cooney and Fleming do not have employment agreements. The base salaries for our named executive officers remained the same for 2010 compared to 2009 levels. The 2010 base salaries were not increased from their 2009 levels as a result of efforts to control costs while the Company weathered the downturn in the economy.

•	Discretionary cash bonuses. Each of the named executive officers other than our Chief Executive Officer received a discretionary cash bonus for 2010. Messrs. Hall, Donnelly, Cooney and Fleming received cash bonuses of $350,000, $350,000, $260,000 and $100,000, respectively. The recommendations as to the payment of bonuses and the amounts of such bonuses were based on the Company’s operating performance in 2010 compared to its 2010 operating plan, among other factors.

•	Equity-based awards. None of the named executive officers received equity-based awards in 2010. In 2009, each of the named executive officers received equity-based awards consisting of both restricted stock awards that vest 25% annually over four years based on the achievement of adjusted EBITDA targets and stock options that vest 20% annually over five years based on continued service to the Company. Because the Company achieved 111.7% of the pre-established EBITDA goal for 2010, 25% of each restricted stock award (the maximum which could vest in 2010) vested on March 30, 2011, the date the Company’s audited financial statements were certified. 20% of each stock option also vested based on continued service to the Company on December 17, 2010.

•	Retirement-related and other benefits. The retirement and other benefits provided to the named executive officers in 2010 remain unchanged from those provided in 2009.

Executive Compensation in 2011

On January 11, 2011, the Board of Directors, based on the recommendation of the Compensation Committee, approved base salary increases of 4% for our named executive officers other than our Chief Executive Officer, effective January 1, 2011. These base salary increases were granted in light of the Company’s operating performance in 2010 compared to its 2010 operating plan, among other factors.

The Compensation Committee is currently in the process of conducting a review of the Company’s executive compensation program and intends to refine the Company’s executive compensation program in 2011. The Compensation Committee has engaged Hay Group, a compensation consultant, to assist with this review.

Compensation Philosophy and Objectives

The Compensation Committee believes that Nortek’s compensation program is designed to attract, motivate, reward and retain high caliber executives to assist Nortek in achieving its strategic and operating objectives, and to compensate them at a level that is commensurate with both corporate and individual performance achievement, with the ultimate goal of increasing the value of our stockholders’ investment. Nortek has historically used a mix of short-term compensation, consisting of base salaries and cash bonuses, and long-term compensation, consisting of equity incentive compensation. The Compensation Committee is currently in the process of conducting a review of the Company’s executive compensation program, including its philosophy and objectives.

Background on Executive Compensation Structure and Process

The salary and bonus structure for our named executive officers was established prior to the Reorganization and was approved by our former bondholders and the bankruptcy court in connection with the Reorganization. The equity awards issued to our named executive officers, which were also approved in connection with the Reorganization, were issued in December 2009 with four or five year vesting that is contingent upon successful completion of multi-year performance and/or service periods.

Following the Reorganization, the Board of Directors developed a new corporate governance structure for the Company that was approved on April 8, 2010. Under the Company’s corporate governance structure and committee charters, the independent directors are responsible for determining the compensation of our Chief Executive Officer, and the full Board of Directors is responsible for the determining the compensation of our named executive officers other than our Chief Executive Officer. In both situations, the directors take into account the recommendations of the Compensation Committee. Messrs. Bready, Hall and Donnelly also have employment agreements which govern certain elements of their compensation. To the extent required by applicable tax or securities laws, or to the extent that authority is delegated to it by the Board of Directors, the Compensation Committee may also approve the specific elements of compensation for executive officers in addition to Mr. Bready. No such authority was delegated by the Board of Directors to the Compensation Committee in 2010.

Under the Company’s new corporate governance structure, the Compensation Committee and the Board of Directors has occasionally sought input from the Chief Executive Officer regarding the compensation of the named executive officers. With respect to salary and bonus decisions, in January 2011 the Chief Executive Officer provided the Compensation Committee with his assessment of each executive officer’s performance, other than his own, addressing such factors as the officer’s achievement of individual goals, leadership accomplishments, and contributions to Nortek’s performance. The Chief Executive Officer provided his recommendations on salary increases and bonuses for the named executive officers. The Compensation Committee also asked management to provide a list of companies that are similar to Nortek in one or more characteristics, including industry group, product markets, business model, size, complexity, world-wide market and geography. The Compensation Committee reviewed the comparison data provided by management, among other factors, in determining its executive compensation recommendations for 2010.

Use of Compensation Consultants and Benchmarking Data

The Compensation Committee and Nortek management, on occasion, consult compensation consultants and competitive benchmark data when establishing or reviewing base salaries and compensation packages.

Most recently, Nortek management engaged Effective Pay Practices (“EPP”), a compensation consultant, to review salary and cash bonus compensation for the named executive officers. The consultant reviewed the cash compensation packages for our named executive officers, including their base salary and bonus. The consultant’s report was provided to the Compensation Committee to help guide the Compensation Committee’s compensation decisions for 2011 base salaries and bonuses for fiscal year 2010 performance.

The Compensation Committee did not use a compensation consultant or benchmarking data in determining base salaries for 2011 and bonuses for 2010. Rather, it made its determination based on its collective knowledge and experience in compensation matters.

As noted above, going forward the Compensation Committee has engaged Hay Group to conduct a comprehensive review of our executive compensation program and advise the Compensation Committee on all compensation matters related to Nortek’s executives. The compensation consultant will assist the Compensation Committee with, among other things, (i) performing a review of the Company’s executive compensation program, (ii) determining the appropriate allocation among short-term and long-term compensation, cash and non-cash compensation, and the different forms of non-cash compensation and (iii) identifying an appropriate peer group for purposes of benchmarking the Company’s executive compensation. The Chief Executive Officer may also provide input to the Compensation Committee on the performance and compensation levels of the executives other than himself, but he does not serve on the Compensation Committee.

Elements of Compensation

There are four primary components of the compensation package that we provide to each of our named executive officers. Those components are:

•	base salary;

•	discretionary cash bonuses;

•	equity based awards; and

•	retirement-related and other benefits.

Base Salary

Messrs. Bready, Hall and Donnelly each have employment agreements that require Nortek to pay them a minimum base salary of $3,500,000, $500,000 and $375,000, respectively. These amounts were paid in 2010. Their employment agreements provide that upward adjustments to the base salary of Mr. Bready are determined by the Board of Directors and upward adjustments to the base salaries of Messrs. Donnelly and Hall are determined by the Chief Executive Officer. The Chief Executive Officer has historically sought the approval of the Compensation Committee for salary increases for Messrs. Donnelly and Hall and continued this practice in 2011. Adjustments to the base salaries of Messrs. Cooney and Fleming are determined by the Board of Directors based on the recommendations of the Compensation Committee.

Nortek provides its named executive officers, like its other employees, with a base salary in order to compensate them for the services which they provide to Nortek over the course of the year. Salaries are typically evaluated annually and adjusted from their base level from year to year based upon the executive’s performance and level of responsibilities. In certain instances, such as in 2009 and 2010, there have been no adjustments to salaries due to factors such as the downturn in the industry and market conditions.

In 2011 base salaries were increased by 4%, except in the case of the Chief Executive Officer who received no increase.

Discretionary Cash Bonuses

Awards of discretionary cash bonuses are designed to reward corporate success and individual achievement with the emphasis on overall Company performance. The Chief Executive Officer assesses the individual performance of each named executive officer, other than himself, with Nortek’s operating and financial performance achievements as compared to an established financial plan for Nortek. If the Chief Executive Officer so determines, he makes a recommendation to the Compensation Committee for a discretionary cash bonus award for each named executive officer other than himself. The Compensation Committee considers and, if it deems appropriate, recommends the approval or adjustment of such discretionary cash bonus awards for our named executive officers (other the our Chief Executive Officer) to the full Board of Directors.

Mr. Bready’s employment agreement provides that he is not specifically entitled to incentive or bonus compensation; however, it does provide that the Board of Directors may, in its discretion, award incentive compensation to Mr. Bready, from time to time. Mr. Bready did not receive a cash bonus for 2010. Messrs. Hall, Donnelly, Cooney and Fleming received cash bonuses of $350,000, $350,000, $260,000 and $100,000, respectively. The Compensation Committee recommended to the Board of Directors that the Company pay these bonuses based on the Company’s operating performance in 2010 compared to its 2010 operating plan, among other factors.

Equity-Based Awards

On the Effective Date of the Reorganization, Nortek granted certain equity awards to the named executive officers and other employees of Nortek and its subsidiaries. These equity awards were proposed by the Chief Executive Officer, approved by our former bondholders and the bankruptcy court in connection with the Reorganization, and approved by the then-current Board of Directors. The restricted stock awards and stock option awards granted in 2009 were granted to the named executive officers to reward and motivate their performance, which the Board of Directors believes will have a long-term impact on increasing stockholder value. The Board of Directors believes that it is important to ensure that the named executive officers’ interests are appropriately aligned with those of the shareholders of the Company.

Fifty percent of the awards granted to the named executive officers in 2009 were in the form of performance-based restricted stock awards and the other fifty percent were in the form of stock options. 25% percent of the restricted stock awards will vest each year following the end of each of the Company’s 2010, 2011, 2012 and 2013 fiscal years if 95% of the Company’s adjusted EBITDA target is met for the applicable year, with 16.67% of the awards granted vesting in a particular year if 90% of the Company’s adjusted EBITDA target is met for that year and 8.33% of the awards granted vesting if 85% of the Company’s adjusted EBITDA target is met for that year. In addition, if all of the restricted stock that could vest in that year does not vest, an additional portion of that restricted stock may vest if the Company’s adjusted EBITDA target for the following year exceeds 90% of the Company’s adjusted EBITDA target for that following year. Stock options granted vest in equal installments on each of the first five anniversaries of their grant date. Restricted stock awards reward performance and align the executives’ compensation with the performance of the Company by tying the number of shares that actually vest to the Company’s performance and stock options stock awards, through their multi-year vesting, reinforce our goal to retain top talent.

In 2010, the Company achieved 111.7% of the adjusted EBITDA target for 2010, which resulted in the vesting of 25% of the restricted stock award. For purposes of the restricted stock awards, adjusted EBITDA is defined as the Company’s Consolidated Cash Flow. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in Item 7 of our Annual Report on Form 10-K for fiscal year 2010 for a description of how Consolidated Cash Flow is calculated.

In 2010 there were no grants of equity-based awards to the named executive officers.

Retirement-Related Benefits

401(k) Plan

Each of our named executive officers is eligible to participate in Nortek’s 401(k) Savings Plan. The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all of Nortek’s employees, including the named executive officers, are able to contribute the lesser of 16% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. Historically, participants in the 401(k) plan were eligible for a discretionary matching contribution and a discretionary profit sharing employer contribution. Prior to 2009, Nortek matched 50% of the participants’ contributions up to 6% of compensation (for a maximum possible match of 3%). For all of 2009 and from January 1, 2010 to June 30, 2010, Nortek suspended the discretionary match as a result of efforts to control costs while the Company weathered the downturn in the economy. Effective July 1, 2010, Nortek reinstated a discretionary match of 25% of the participants’ contributions up to 6% of compensation (for a maximum possible match of 1.5%). For 2010 under our 401(k) plan, Mr. Hall received $3,918, Mr. Donnelly received $2,688, Mr. Cooney received $2,214 and Mr. Fleming received $1,960 of employer match contributions, and each of our named executive officers received $6,125 of Company-paid profit sharing contributions.

Pension Plan

Messrs. Bready, Hall and Donnelly are eligible to receive benefits under Nortek’s qualified pension plan as a result of their respective tenures with the Company. Nortek’s qualified pension plan was frozen as of December 31, 1995, and no further increases in benefits may occur as a result of additional service or increases in compensation. The benefit payable to a participant at normal retirement equals the accrued benefit as of December 31, 1995 and will be payable as a joint and 50% survivor annuity in the case of a married employee and as a single-line annuity in the case of an unmarried employee. The annual pension benefits entitled to be paid to the named executive officers beginning at age 65 under this pension plan, as a 50% joint and survivor annuity, are as follows: Mr. Bready $160,922, Mr. Hall $52,163, and Mr. Donnelly $15,574. Messrs. Cooney and Fleming are not eligible to receive benefits under the qualified pension plan.

Supplemental Executive Retirement Plan

We maintain the Nortek, Inc. Supplemental Executive Retirement Plan B (the “SERP”) in which Mr. Fleming is the sole participant. The SERP provides plan participants with a benefit equal to the value of an annuity with monthly payments for 180 months. The SERP benefit, before offset, is equal to 1.667% of a participant’s Average Compensation for each year of service not in excess of 30. “Average Compensation” is the average of the participant’s base salary and half of the participant’s bonus during the three consecutive calendar years in which such participant’s earnings were greatest. A participant’s benefit under the SERP is reduced by benefits under the pension plan and social security benefits, as applicable. The SERP benefit is payable in installments upon a participant’s termination of employment and is actuarially reduced in the event a participant’s employment terminates before the participant reaches age 65.

Other Benefits

We also provide each of our named executive officers with health and life insurance benefits as well as certain other benefits that are required by the terms of the existing employment agreements with the named executive officers. In the case of Mr. Bready, his employment agreement provides that if his employment is terminated for any reason, the Company is obligated to provide lifetime medical coverage to Mr. Bready, his spouse and his dependents in an amount up to $1,000,000. Alternatively, Mr. Bready may choose to receive a lump-sum payment in lieu of this coverage. In either case, the Company is required to “gross-up” the amount Mr. Bready receives for all applicable taxes. In the case of Messrs. Hall and Donnelly, in the event the named executive officer’s employment is terminated for any reason, if there is a change-in-control or upon the third anniversary of the Reorganization, the Company is required to make a lump-sum payment of up to $1,000,000 in lieu of any lifetime medical coverage which would have been due under the respective employment agreement, with a “gross-up” for all applicable taxes. The payment, prior to the tax gross-up, will be at least $838,707 in the case of Mr. Hall and at least $863,432 in the case of Mr. Donnelly. There is no minimum payment in the case of Mr. Bready. We are also required, by the terms of the existing employment agreements with Messrs. Bready, Hall and Donnelly, to provide them with an excise tax gross-up in connection with so-called golden parachute payments.

Nortek also provides perquisites, some of which are discretionary while others are provided pursuant to the terms of the employment agreements between Nortek and Messrs. Bready, Hall and Donnelly. The purpose of these perquisites is to motivate employees, create goodwill, and reward employees for achievements that may not be measurable in financial metrics. These perquisites are reflected in the “All Other Compensation” column in the Summary Compensation Table below and the related footnotes.

Termination Compensation

In order to attract and retain executives, Nortek believes that certain severance arrangements for its named executive officers are appropriate and necessary. For Messrs. Bready, Hall and Donnelly, their termination compensation is determined pursuant to the terms and conditions of their employment agreements. Mr. Cooney’s and Mr. Fleming’s termination compensation is determined pursuant to the terms and conditions of the Company’s Second Amended and Restated Change in Control Severance Benefit Plan. Nortek believes that termination benefits and change-of-control payments are helpful to provide certainty to the named executive officers with respect to their positions with Nortek and to ensure that the named executive officers consider corporate transactions which are in the best interest of the stockholders of Nortek without concern over whether the transactions may jeopardize the executive’s employment. Also, these benefits help to ensure that Nortek will have the continued dedication and full attention of key employees.

For more information on termination compensation payments for the named executive officers, see the disclosure under “Potential Payments upon Termination of Employment or Change-in-Control” below.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. Performance-based compensation is not subject to the deduction limit if certain requirements are met. At such time as the Company has registered securities listed on a national exchange, it will take Section 162(m) of the Internal Revenue Code into account in making its executive compensation decisions, but reserves the right to pay amounts that are not deductible.

We account for equity compensation paid to our employees in accordance with ASC 718, “Compensation — Stock Compensation”, (“ASC 718”), which requires us to measure and recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their grant date fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during fiscal years 2010, 2009 and 2008.

							Change
							in Pension
							Value and
							Nonqualified
				Non-Equity			Deferred
				Incentive			Compensation	All Other
			Discretionary	Plan	Stock	Option	Earnings	Compensation	Total
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Awards(3)	(4)	(5)(6)	Compensation

Richard L. Bready	2010	$3,500,000	—	—	—	—	$33,000	$315,611	$3,848,611
Chairman, President and	2009	3,500,000	—	$500,000	$3,595,650	$1,484,122	343,000	300,988	9,723,760
Chief Executive Officer	2008	3,500,000	—	—	—	—	163,000	376,336	4,039,336
Almon C. Hall	2010	$500,000	$350,000	—	—	—	$72,000	$65,709	$987,709
Vice President and	2009	500,000	—	$300,000	$479,825	$198,050	120,000	46,747	1,644,622
Chief Financial Officer	2008	500,000	150,000	—	—	—	22,000	58,677	730,677
Kevin W. Donnelly	2010	$375,000	$350,000	—	—	—	$18,000	$52,171	$795,171
Vice President, General	2009	375,000	—	$300,000	$479,825	$198,050	26,000	40,404	1,419,279
Counsel and Secretary	2008	375,000	150,000	—	—	—	3,000	43,419	571,419
Edward J. Cooney	2010	$300,000	$260,000	—	—	—	—	$32,077	$592,077
Vice President and	2009	300,000	—	$300,000	$479,825	$198,050	—	23,830	1,301,705
Treasurer	2008	300,000	150,000	—	—	—	—	32,052	482,052
Bruce E. Fleming	2010	$300,000	$100,000	—	—	—	$147,000	$25,909	$572,909
Vice President	2009	300,000	15,000	$—	$84,675	$34,950	124,000	19,022	577,647
Corporate Development	2008	300,000	50,000	—	—	—	76,000	35,358	461,358

(1)	Pursuant to the Emergence Bonus Plan, which was court-approved as part of the Reorganization, on the date Nortek emerged from bankruptcy, cash bonuses were awarded to executive officers and certain key employees of Nortek for their efforts in completing the Reorganization. All such cash bonuses were paid during fiscal year 2009.

(2)	This amount represents the dollar amount of the aggregate grant date fair value of the restricted stock awards granted during fiscal year 2009 determined in accordance with ASC 718 and based on a grant date fair value of a share of common stock equal to $11.29. The value reported in the table represents the value of restricted stock awards assuming satisfaction of the target level of performance. There were no restricted stock grants made in fiscal year 2010 or 2008. For additional information, including information regarding the assumptions used for these calculations, see Note 2, “Reorganization Under Chapter 11”, and Note 9, “Share-Based Compensation”, to the consolidated financial statements filed with our Annual Report on Form 10-K for fiscal year 2010.

(3)	This amount represents the dollar amount of the aggregate grant date fair value of the stock options granted during fiscal year 2009 determined in accordance with ASC 718 and based on a grant date fair value of a stock option equal to $4.66. There were no stock option grants made in fiscal year 2010 or 2008. For additional information, including information regarding the assumptions used for these calculations, see Note 2, “Reorganization Under Chapter 11”, and Note 9, “Share-Based Compensation”, to the consolidated financial statements filed with our Annual Report on Form 10-K for fiscal year 2010.

(4)	For 2010, the gross change in the estimated lump sum value of Mr. Bready’s benefit of $33,000 is the net result of a decrease of $54,000 due to passage of time and an increase of $87,000 due to a change in assumptions (mortality and discount rate). The gross change in the estimated lump sum value of Mr. Hall’s benefit of $72,000 is the net result of an increase of $39,000 due to the passage of time and an increase of $33,000 due to a change in assumptions (mortality and discount rate). The gross change in the estimated lump sum value of Mr. Donnelly’s benefit of $18,000 is the net result of an increase of $7,000 due to the passage of time and an increase of $11,000 due to a change in assumptions (mortality and discount rate). The gross change in the estimated present value of Mr. Fleming’s benefit of $147,000 is the net result of $110,000 due to the passage of time (including $69,000 in benefits earned) and an increase of $37,000 due to a change in assumptions (mortality and discount rate).

For 2009, the gross change in the estimated lump sum value of Mr. Bready’s benefit of $343,000 is the net result of an increase of $54,000 due to passage of time and an increase of $289,000 due to a change in assumptions (mortality and discount rate). The gross change in the estimated lump sum value of Mr. Hall’s benefit of $120,000 is the net result of an increase of $24,000 due to the passage of time and an increase of $96,000 due to a change in assumptions (mortality and discount rate). The gross change in the estimated lump sum value of Mr. Donnelly’s benefit of $26,000 is the net result of an increase of $3,000 due to the passage of time and an increase of $23,000 due to a change in assumptions (mortality and discount rate). The gross change in the estimated present value of Mr. Fleming’s benefit of $124,000 is the net result of $88,000 due to the passage of time (including $52,000 in benefits earned) and an increase of $36,000 due to a change in assumptions (mortality and discount rate).

For 2008, the gross change in the estimated lump sum value of Mr. Bready’s benefit of $163,000 is the net result of an increase of $142,000 due to the passage of time and an increase of $21,000 due to an increase in the IRS qualified plan benefit limit. The gross change in the estimated lump sum value of Mr. Hall’s benefit of $22,000 is due to the passage of time. The gross change in the estimated lump sum value of Mr. Donnelly’s benefit of $3,000 is due to the passage of time. The gross change in the estimated present value of Mr. Fleming’s benefit of $76,000 is due to the passage of time (including $44,000 in benefits earned).

(5)	For Mr. Bready, includes: $231,447 for 2010, $217,954 for 2009 and $303,383 for 2008 related to personal use of Nortek’s fractional ownership of aircrafts; $8,382 for 2010 and $4,356 for each of 2009 and 2008 related to excess group term life insurance; $4,600 for 2010, $0 for 2009 and $16,427 for 2008 for personal use of automobiles provided by Nortek; $33,500 in 2010, $0 in 2009 and $13,000 in 2008 for tax preparation services; $21,495 in 2010, $68,868 in 2009 and $22,354 in 2008 for reimbursement by Nortek for health related costs paid by the executive; and $10,062 in 2010, $9,811 in 2009 and $9,916 in 2008 for country club dues and assessments for personal use. To determine the aggregate incremental cost of Mr. Bready’s personal use of Nortek’s fractional ownership of aircrafts, Mr. Bready classifies all flights as either personal or business use, and Nortek aggregates the itemized costs billed to the Company for each flight Mr. Bready has identified as personal. The aggregate incremental cost of tax preparation services is the amount billed to the Company by an outside tax consultant for Mr. Bready’s personal tax services.

For Mr. Hall, includes: $4,356 for each of 2010, 2009 and 2008 related to Company-paid premiums for excess group term life insurance; $23,080 for 2010, $23,228 for 2009 and $23,331 for 2008 for personal use of an automobile provided by Nortek; $2,500 for each of 2010 and 2009 and $4,000 for 2008 for tax preparation services; $15,889 for 2010, $6,821 for 2009 and $10,472 for 2008 for reimbursement by Nortek for health-related costs paid by the executive; and $9,842 for each of 2010 and 2009 and $9,618 for 2008 for country club dues and assessments for personal use.

For Mr. Donnelly, includes: $2,838 for 2010 and $1,518 for each of 2009 and 2008 related to Company-paid premiums for excess group term life insurance; $18,389 for 2010, $18,739 for 2009 and $18,540 for 2008 for personal use of an automobile provided by Nortek; $15,451 for 2010, $13,746 for 2009 and $10,551 for 2008 for reimbursement by Nortek for health-related costs paid by the executive; and $6,680 for 2010, $6,400 for 2009 and $5,910 for 2008 for country club dues and assessments for personal use.

For Mr. Cooney, includes: $4,356 for each of 2010 and 2009 and $4,312 for 2008 related to Company-paid premiums for excess group term life insurance; $16,882 for 2010, $16,974 for 2009 and $18,340 for 2008 for personal use of an automobile provided by Nortek; and $2,500 for each of 2010, 2009 and 2008 for tax preparation services.

For Mr. Fleming, includes: $4,356 for 2010, $2,838 for 2009 and $2,819 for 2008 related to Company-paid premiums for excess group term life insurance; and $13,468 for 2010, $16,184 for 2009 and $14,389 for 2008 for personal use of an automobile provided by Nortek.

(6)	For 2010, includes Company-paid matching contributions of $3,918 for Mr. Hall, $2,688 for Mr. Donnelly, $2,214 for Mr. Cooney and $1,960 for Mr. Fleming and Company-paid profit sharing contributions of $6,125 each for Messrs. Bready, Hall, Donnelly, Cooney and Fleming under Nortek’s 401(k) Savings Plan, which is a defined contribution retirement plan.

For 2009, there were no matching contributions or profit sharing contributions by Nortek for Messrs. Bready, Hall, Donnelly, Cooney or Fleming under Nortek’s 401(k) Savings Plan.

For 2008, includes $6,900 in matching contributions by Nortek for Messrs. Bready, Hall, Donnelly, Cooney and Fleming under Nortek’s 401(k) Savings Plan. There was no profit sharing contribution by Nortek for 2008.

Grants of Plan-Based Awards Table

There were no grants of plan-based awards to any of the named executive officers in 2010.

Outstanding Equity Awards at December 31, 2010 Table

			Option Awards				Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
									Awards:	Payout
									Number of	Value of
								Market	Unearned	Unearned
							Number of	Value of	Shares,	Shares,
			Number of	Number of			Shares or	Shares or	Units or	Units or
			Securities	Securities			Units of	Units of	Other	Other
			Underlying	Underlying			Stock	Stock	Rights	Rights
			Unexercised	Unexercised	Option		That	That	that have	that have
	Type of		Options	Options	Exercise	Option	Have	Have	Not	Not
	Award	Grant	Exercisable	Unexercisable	Price	Expiration	Not	Not	Vested	Vested
Name	(1)	Date	(#)(2)	(#)(2)	($)	Date	Vested	Vested	(#)(3)	($)(4)

Richard L. Bready	ISO	12/17/09	5,714	22,857	$17.50	12/17/19
	NSO	12/17/09	57,982	231,928	$17.50	12/17/19
	PRSA	12/17/09					0	$0	238,860	$8,598,960
Almon C. Hall	ISO	12/17/09	5,714	22,857	$17.50	12/17/19
	NSO	12/17/09	2,786	11,143	$17.50	12/17/19
	PRSA	12/17/09					0	$0	31,875	$1,147,500
Kevin W. Donnelly	ISO	12/17/09	5,714	22,857	$17.50	12/17/19
	NSO	12/17/09	2,786	11,143	$17.50	12/17/19
	PRSA	12/17/09					0	$0	31,875	$1,147,500
Edward J. Cooney	ISO	12/17/09	5,714	22,857	$17.50	12/17/19
	NSO	12/17/09	2,786	11,143	$17.50	12/17/19
	PRSA	12/17/09					0	$0	31,875	$1,147,500
Bruce E. Fleming	ISO	12/17/09	1,500	6,000	$17.50	12/17/19
	PRSA	12/17/09					0	$0	5,625	$202,500

(1)	Type of Award:

ISO = Incentive Stock Option

NSO = Nonqualified Stock Option

PRSA = Performance Restricted Stock Award

(2)	Stock options vest at the rate of 20% on each anniversary of the grant date, beginning with the first anniversary of the grant date, with 100% vesting upon the fifth anniversary of the grant date. The $17.50 exercise price was agreed to by the Chief Executive Officer of Nortek and our pre-Reorganization bond holders, approved by the Board of Directors, and exceeded the fair market value of a share of common stock on the date of grant. All stock options vest in full upon a Change of Control (as defined in the Incentive Stock Option Agreement or Nonqualified Stock Option Agreement). Upon a termination of the named executive officer’s employment, non-vested stock options are forfeited, while vested options remain exercisable until the earlier of (i) three months from the executive officer’s termination date or (ii) the expiration date of the options.

(3)	Shares of restricted stock vest at the rate of 25% per year, subject to satisfaction of 95% of Adjusted EBITDA performance criteria for fiscal years 2010, 2011, 2012 and 2013, with vesting dates as of the Measurement Date (defined in the Restricted Stock Agreement as the date that the Company determines whether the performance target has been satisfied). The computation of Adjusted EBITDA is to be performed by reference to the Company’s Adjusted Consolidated Cash Flow as defined in the Company’s indenture governing its 11% Senior Secured Notes due 2013. If the target Adjusted EBITDA is not achieved, 1/3 of the restricted stock that could vest with respect to a particular year vests if 85% of Adjusted EBITDA is achieved and 2/3 vests if 90% of Adjusted EBITDA is achieved. The numbers in the table represent the number of shares that would vest if 95% of Adjusted EBITDA were achieved during each of the 2011, 2012 and 2013 fiscal years. In addition, if Adjusted EBITDA in any particular year is lower than the performance target for that year, as set forth in the Restricted Stock Agreement, the awards which would have vested in that year may vest in part or in whole in the following year if certain Adjusted EBITDA performance criteria are exceeded in the following year. In that case, restricted stock awards would vest with respect to both the current year and the preceding year, depending upon the extent to which performance criteria for the current year were exceeded. All shares of restricted stock vest in full upon a Change of Control (as defined in the Restricted Stock Agreement), and are forfeited upon a termination of the named executive officer’s employment.

(4)	Amounts have been determined by multiplying the maximum number of shares underlying the restricted stock award by $36, which was the fair market value of a share of Nortek common stock on December 31, 2010 as traded on the OTC:QB.

Option Exercises and Stock Vesting During the Year Ended December 31, 2010

	Stock Awards(1)
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(2)

Richard L. Bready	79,620	$2,866,329
Almon C. Hall	10,625	$382,500
Kevin W. Donnelly	10,625	$382,500
Edward J. Cooney	10,625	$382,500
Bruce E. Fleming	1,875	$67,500

(1)	Represents the removal of the restriction on 25% of each Named Executive Officer’s restricted stock award. Because the Company achieved 111.7% of the pre-established EBITDA goal for 2010, 25% of each restricted stock award (the maximum which could vest in 2010) vested on March 30, 2011, the date the Company’s audited financial statements were certified.

(2)	Amounts have been determined by multiplying the maximum number of shares underlying the PRSA by $36, which was the fair market value of a share of Nortek common stock on December 31, 2010 as traded on the OTC:QB.

Pension Benefits for the Year Ended December 31, 2010

Nortek, Inc. Retirement Plan

Messrs. Bready, Hall and Donnelly participate in the Nortek, Inc. Retirement Plan (the “Nortek Retirement Plan”). Messrs. Cooney and Fleming do not participate in the Nortek Retirement Plan. The following table provides the required benefit information for Messrs. Bready, Hall and Donnelly under the Nortek Retirement Plan for the year ended December 31, 2010.

	Years of	Estimated	Payments
	Credited	Present Value of	During Last
Name	Service(1)	Accrued Benefit	Fiscal Year

Richard L. Bready(2)	21	$2,146,000	$0
Almon C. Hall	19	701,000	0
Kevin W. Donnelly	8	132,000	0

(1)	Messrs. Bready, Hall and Donnelly have been employed by Nortek for 36, 34 and 24 years, respectively. As described in greater detail below, the difference between their years of credited service under the Nortek Retirement Plan and their actual years of service with Nortek is a result of the freezing of the Nortek Retirement Plan. This difference does not result in any augmentation of benefits.

(2)	Mr. Bready’s benefit reflects a payment date of January 1, 2011 (age 66 and 5 months).

Annual benefit accruals under the Nortek Retirement Plan ceased effective December 31, 1995. All plan participants, including those identified above, became 100% vested on that date. Retirement benefits were calculated using final average earnings and credited service according to the plan’s benefit formula as of the benefit freeze date.

The estimated present value of each participant’s accrued benefit was determined as of December 31, 2010 based on a discount rate of 5.25% and mortality according to the IRS 2010 Non-Annuitant Mortality Table (sex distinct). These assumptions are the same as those used for fiscal 2010 financial statement reporting purposes and represent a change from the prior year. The Nortek Retirement Plan does not offer a lump sum payment option for any of the participants identified above.

Reduced early retirement benefits are available to plan participants who have attained age 55 with at least five (5) years of vesting service. Accrued benefits are reduced by 1/180th for each of the first sixty (60) months a participant’s early retirement age precedes age 65 and by 1/360th for each additional month in excess of sixty (60) months. Each of Messrs. Bready, Hall and Donnelly is currently eligible for early retirement under the Nortek Retirement Plan.

The normal form of payment for single participants is a life annuity. The normal form of payment for married payments is an actuarially reduced 50% joint & survivor annuity. Optional forms of payment include actuarially adjusted joint & survivor benefits (50%, 66 2/3%, 75%, and 100%) and a ten-year certain and continuous annuity.

The estimated annual 50% joint & survivor annuity payable to each participant identified above at age 65 is detailed below (estimates are based on actual spouse dates of birth):

Annual Accrued Benefit
Payable at Age 65
Name	50% Joint & Survivor

Richard L. Bready	$161,067
Almon C. Hall	52,163
Kevin W. Donnelly	15,574

(1)	Mr. Bready’s benefit reflects a payment date of January 1, 2011 (age 66 and 5 months).

The gross change in the present value of each participant’s estimated benefit is attributable to the passage of time as well as changes to both the discount rate and mortality assumption. The impact of each change is summarized below.

	Change Due to	Change Due to	Change Due to
Name	Passage of Time	Discount Rate	Mortality Table

Richard L. Bready	$(54,000)	$83,000	$4,000
Almon C. Hall	39,000	32,000	1,000
Kevin W. Donnelly	7,000	10,500	500

Nortek, Inc. Supplemental Executive Retirement Plan

We also maintain the Nortek, Inc. Supplemental Executive Retirement Plan B (the “SERP”) in which Mr. Fleming is the sole participant. Mr. Fleming is completely vested in his SERP benefit. The following table illustrates the required benefit information for Mr. Fleming under the SERP for the year ended December 31, 2010.

	Years of	Estimated	Payments
	Credited	Present Value of	During Last
Name	Service	Accrued Benefit	Fiscal Year

Bruce E. Fleming	19.30	$858,000	$0

The SERP provides plan participants with a benefit equal to the value of an annuity with monthly payments for 180 months. The SERP benefit, before the offset described below, is equal to 1.667% of a participant’s Average Compensation for each year of service not in excess of 30. “Average Compensation” is the average of the participant’s base salary and half of the participant’s bonus during the three consecutive calendar years in which such participant’s earnings were greatest. A participant’s benefit under the plan is reduced by other employer-provided retirement benefits and social security benefits.

In general, SERP benefits are payable in a series of 180 monthly installments beginning on the later of (a) the date on which the participant attains normal retirement age under the SERP (age 65) and (b) the date on which the participant actually retires. If a participant retires before age 65, accrued benefits are reduced in accordance with the factors outlined in the plan document. Specifically, benefits are reduced by 1/180 for each of the first 60 months the benefit commencement date precedes the normal retirement date and by 1/360 for each of the next 60 months the benefit commencement date precedes the normal retirement date.

A participant who retires prior to attaining age 65 may elect to have those SERP benefits earned and vested prior to January 1, 2005 commence any time on or after age 55 (but not after his or her normal retirement date). Benefits that are earned or vested on or after January 1, 2005 must commence within 90 days of a participant’s termination of employment (in the case of a participant who is eligible for early retirement).

Since Mr. Fleming has attained age 55, he is eligible for annual early retirement benefits in the annual amount of $78,430 based on a benefit commencement date of January 1, 2011. A pension benefit reduced for disability benefits is also payable under certain circumstances. Upon a Change of Control (as defined in the SERP), a participant will become fully vested in his or her SERP benefit. In the event of a termination of employment by the Company or by a participant for certain listed reasons within the twenty-four month period following a Change of Control, a participant’s benefits will commence upon termination and will not be subject to the early commencement reductions specified in the plan.

In the event of the participant’s death prior to the full payment of the SERP benefits, the participant’s spouse will receive a monthly benefit generally equal to 50% of the amount then-payable to the participant for the balance of 180 total payments.

Non-qualified Deferred Compensation Plans

None of the named executive officers participated in a non-qualified deferred compensation plan during the 2010 fiscal year and Nortek did not maintain any non-qualified deferred compensation plans during the 2010 fiscal year.

Employment Agreements

Messrs. Bready, Hall and Donnelly each have employment agreements with Nortek. The material terms of these employment agreements are described below.

Amended Employment Agreement of Richard L. Bready

Mr. Bready’s employment agreement, which was effective August 27, 2004, was amended effective December 17, 2009. Mr. Bready’s agreement, which had an initial term commencing on August 27, 2004 and concluding on December 31, 2009, is renewable for successive one-year terms unless the Company provides Mr. Bready with written notice of its intent not to renew the agreement at least 90 days prior to the end of the initial term or any successive term. The amended employment agreement provides that during the employment term Mr. Bready will serve as Chairman, President and Chief Executive Officer of the Company.

The amended employment agreement provides that the base annual salary for Mr. Bready during the employment term will be not less than $3,500,000, subject to increase at the Board of Directors’ discretion. Mr. Bready will not be entitled to any cash performance bonus awards, unless the Board of Directors in its sole discretion determines otherwise. In addition, Mr. Bready is entitled to receive those benefits and participate in any employee benefit plans generally available to executive personnel. Mr. Bready also is entitled to reimbursement of certain club and association dues, two automobiles and reimbursement of associated costs and the use, or reimbursement of the cost, of private aircraft transportation for business travel and up to 50 hours per year of personal travel.

Under the amended employment agreement, if the employment of Mr. Bready is terminated for any reason other than for cause (as defined below) or if his term of employment is not renewed, the Company is obligated to provide Mr. Bready, or in the event of his death, his designated beneficiary or estate, 18 months’ salary, payable monthly. In the event his employment is terminated for any reason other than for cause or by reason of his death, for the 18-month period following his employment termination, he is entitled to receive continued coverage, at the Company’s expense, under the same or equivalent disability, accident and life insurance policies as those under which he was covered immediately prior to his employment termination, an executive office and accompanying secretarial services in Providence, Rhode Island and continuation of certain perquisites, including the club and association dues, car allowance payments and use of private aircraft.

Under the amended employment agreement for Mr. Bready, “cause” generally means either (i) the willful and continued failure of Mr. Bready to perform substantially his material duties to the Company (except a failure resulting from, or contributed by, incapacity due to physical or mental illness), after a written demand for substantial performance specifically identifying the manner in which he has not so performed his duties that has been adopted by the Board of Directors at a special meeting is delivered to Mr. Bready (with Mr. Bready having the opportunity to be heard by the Board) or (ii) the conviction of Mr. Bready of a crime involving theft, embezzlement or fraud against the Company or a civil judgment in which the Company is awarded damages from Mr. Bready in respect of a claim of loss of funds through fraud or misappropriation by Mr. Bready.

Under the amended employment agreement, upon his termination of employment, Mr. Bready will be prohibited from competing with the Company for one year following termination.

Under the amended employment agreement, following the termination of employment of Mr. Bready for any reason, the Company is required to provide, at no additional cost to Mr. Bready, up to $1,000,000 (not including any additional tax gross-up payment as described below) in lifetime medical coverage to Mr. Bready, his spouse and dependents. In lieu of lifetime medical coverage, Mr. Bready or his spouse may request a lump-sum payment in an amount to be established by the Board of Directors as reasonably sufficient to provide such coverage (but not in excess of $1,000,000). The Company is also required to make a “gross-up” payment to Mr. Bready to cover any and all state and federal income taxes that may be due as a result of the provision of such lifetime medical coverage or lump-sum payment.

If it is determined that any payment or benefit provided by the Company to Mr. Bready under his amended employment agreement or any other agreement or plan is subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, the Company is required to make an additional lump-sum “gross-up” payment to Mr. Bready sufficient, after giving effect to all federal, state and other taxes and charges with respect to that payment, to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed.

Amended Employment Agreements of Almon C. Hall and Kevin W. Donnelly

The employment agreements of Messrs. Hall and Donnelly, which were effective August 27, 2004, were amended effective December 17, 2009. Each such amended employment agreement is on terms substantially similar to each other, except as otherwise noted below. Each such amended employment agreement remains effective until the termination of the executive’s employment. The amended employment agreements provide that

Mr. Hall will serve as Vice President and Chief Financial Officer of the Company and that Mr. Donnelly will serve as Vice President, General Counsel and Secretary of the Company.

The amended employment agreement for Mr. Hall provides that his basic annual salary will be not less than $500,000. The amended employment agreement for Mr. Donnelly provides that his basic annual salary will be not less than $375,000. The amended employment agreements provide that upward adjustments to the base salaries of Messrs. Hall and Donnelly shall be approved by the Chief Executive Officer. Messrs. Hall and Donnelly are also eligible for incentive compensation in each year of the employment period as recommended by the Chief Executive Officer of the Company and approved by the compensation committee or the full Board of Directors of the Company. In addition, Messrs. Hall and Donnelly are entitled to receive those benefits, and participate in any employee benefit plans generally available to executive personnel of the Company. Messrs. Hall and Donnelly are also entitled to reimbursement of the costs associated with one country club and one automobile for personal and business use. In the event Messrs. Hall’s or Donnelly’s employment is terminated for any reason, there is a Change in Control (as defined below) or upon the third anniversary of the Reorganization (whichever is first to occur), the Company is required to make a lump-sum payment of up to $1,000,000, each, in lieu of any lifetime medical coverage which would have been due under the respective employment agreement, with a “gross-up” for all applicable taxes. The payment prior to any tax gross-up will be at least $838,707 in the case of Mr. Hall and at least $863,432 in the case of Mr. Donnelly.

Under each amended employment agreement, if employment is terminated:

•	by the Company without “cause”, as defined below,

•	by the executive for “good reason”, as defined below, or

•	as a result of the executive’s death or disability (as defined in the amended employment agreement)

then the Company is obligated to provide the executive or, in the event of death, his designated beneficiary or estate, severance pay and other specified benefits and perquisites, including long-term disability insurance, for a period of two years from the date of termination.

Under each amended employment agreement, severance pay for the executive is equal to his annual salary as of the date of termination plus the highest amount of bonus, or incentive compensation, exclusive of the Nortek 1999 equity performance plan, paid or payable in cash to the executive in any one of the three calendar years immediately prior to the completion of the 2004 transaction involving Thomas H. Lee Partners, L.P. (the “THL Transaction”) or, if higher, the three calendar years immediately prior to such termination.

Under each amended employment agreement, if (i) the employment of the executive is terminated by the Company without cause, by the executive for good reason or as a result of disability, the executive will be prohibited from competing with the Company for two years from the date of termination and (ii) the employment of the executive is terminated by the Company with cause or by the executive as a result of resignation without good reason, the executive will be prohibited from competing with the Company for one year.

Under each amended employment agreement for Messrs. Hall and Donnelly, “cause” generally means a good faith determination by the Chief Executive Officer that either of the following has occurred: (i) the willful and continued failure of the relevant executive to perform (other than as a result of disability) his material duties to the Company after notice and an opportunity to cure has been provided, or (ii) the conviction of the officer of a crime involving theft, embezzlement or fraud against the Company or a civil judgment in which the Company is awarded damages from the officer in respect of a claim of loss of funds through fraud or misappropriation by the officer.

Under each amended employment agreement for Messrs. Hall and Donnelly, “Change in Control” means a “change in ownership”, a “change in the effective control” or a “change in the ownership of a substantial portion of the Company’s assets”, each as defined in regulations promulgated by the U.S. Department of the Treasury under Internal Revenue Code Section 409A.

Under each amended employment agreement for Messrs. Hall and Donnelly, “good reason” generally means a material adverse change in the executive’s terms of employment, including (i) the Company’s reduction of, or failure to pay, any base salary or incentive compensation, (ii) the Company’s failure to provide certain specified benefits under the agreement, (iii) the Company’s assignment to the executive of any duties materially inconsistent with his position, authority, duties or responsibilities, or any other action which results in a material diminution of such position, authority, duties or responsibilities, (iv) a relocation to a location outside Providence, Rhode Island, (v) a requirement to travel significantly more than the executive had previously been required or (vi) any other material breach of the employment agreement. In order to terminate employment for “good reason”, the executive must provide the Company with notice identifying the nature of the “good reason” pursuant to which he seeks to terminate employment and give the Company a reasonable opportunity to cure it (and the Company must not do so).

If it is determined that any payment or benefit provided by the Company to Mr. Hall or Donnelly under his amended employment agreement or any other agreement or plan is subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, the Company is required to make an additional lump-sum “gross-up” payment to Mr. Hall or Donnelly (as applicable) sufficient, after giving effect to all federal, state and other taxes and charges with respect to that payment, to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed.

Second Amended and Restated Change in Control Severance Benefit Plan

Nortek has a retention plan for certain of its key employees that provides that, in consideration of each covered individual agreeing not to voluntarily terminate his employment, if there is an attempted change of control of the Company, as that term is defined in the plan, and, if, within the 24 month period following the change of control, the employment of the individual is terminated by Nortek for any reason or by the individual by reason of a material adverse change in the terms of employment as provided in the plan, the individual will be entitled at the time of termination to severance pay for a period of 24 months following termination at an annual rate equal to the individual’s base annual salary at the time of termination plus the highest amount of bonus or incentive compensation paid or payable to the individual for any one of the three calendar years preceding the change of control, and to continued medical, life insurance and other benefits for the 24 month period. If payments under the plan are subject to the excise tax under Sections 4999 and 280G of the Internal Revenue Code, payments will be reduced so that no amounts are subject to excise tax. The plan is a “double trigger” plan because both (i) a change of control and (ii) an employment termination within 24 months of the change of control are required in order to receive severance under the plan. The Reorganization constituted a change of control under the plan. Thus, the first trigger has been met. Messrs. Cooney and Fleming are currently the only named executive officers among the participants under the plan.

Potential Payments upon Termination of Employment or Change in Control

Our named executive officers are entitled to certain benefits in the event their employment is terminated with or without cause, for good reason or due to disability or death, or upon a change of control of the Company. The following table assumes that a change in control and a termination of the named executive officer’s employment occurred on December 31, 2010. The following table describes the potential payments and benefits to each of our named executive officers following a termination of employment for cause or a termination without cause, for good reason or due to disability or death, as well as upon a change of control, occurring hypothetically in each case on December 31, 2010. The fair market value of a share of our common stock on December 31, 2010 was $36 as quoted on the OTC:QB as the closing price at the end of trading. Actual amounts payable to each executive listed below upon termination of employment can only be determined definitively at the time of each executive’s actual departure and actual amounts that are payable upon a change in control can only be definitively determined at the time of such transaction (if one were to occur). In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred. For information relating to compensation earned by each of our named executive officers, see the “Summary Compensation Table” above. The named executive officers other than Mr. Cooney would also be entitled to benefits under our pension plan or SERP, as applicable, pursuant to the terms of these plans. See the section “Pension Benefits for the Year Ended December 31, 2010” above and see footnote 14 to the table below.

				Termination
				Without
				Cause,
				for Good
				Reason or
				Due to
		Termination		Disability or		Change of
Name	Benefits	for Cause		Death		Control

Richard L. Bready	Base Salary	—		$5,250,000	(1)	—
	Bonus	—		—		—
	Healthcare benefits	$1,772,735	(2)	1,772,735	(2)	—
	Insurance Benefits and Other Perquisites	—		618,261	(3)	—
	Market Value of Awards Vesting	—		—		$13,312,479	(4)
	Gross-Up	—		—		—

	Total	$1,772,735		$7,640,996	(5)	$13,312,479	(6)

Almon C. Hall	Base Salary	—		$1,000,000	(1)	—
	Bonus	—		1,450,000	(7)	—
	Healthcare benefits	$1,772,735	(8)	1,772,735	(8)	$1,772,735	(8)
	Insurance Benefits and Other Perquisites	—		5,376	(9)	—
	Market Value of Awards Vesting	—		—		$1,776,500	(4)
	Gross-Up	—		—		—

	Total	$1,772,735		$4,228,111		$3,549,235	(6)

Kevin W. Donnelly	Base Salary	—		$750,000	(1)	—
	Bonus	—		900,000	(7)	—
	Healthcare benefits	$1,772,735	(8)	1,772,735	(8)	$1,772,735	(8)
	Insurance Benefits and Other Perquisites	—		5,376	(9)	—
	Market Value of Awards Vesting	—		—		$1,776,500	(4)
	Gross-Up	—		—		—

	Total	$1,772,735		$3,428,111		$3,549,235	(6)

Edward J. Cooney	Base Salary	$600,000	(10)	$600,000	(10)	—
	Bonus	600,000	(11)	600,000	(11)	—
	Healthcare benefits	23,588	(12)	23,588	(12)	—
	Insurance Benefits and Other Perquisites	4,868	(13)	4,868	(13)	—
	Market Value of Awards Vesting	—		—		$1,776,500	(4)

	Total	$1,228,456		$1,228,456		$1,776,500

Bruce E. Fleming	Base Salary	$600,000	(10)	$600,000	(10)	—
	Bonus	550,000	(11)	550,000	(11)	—
	Healthcare benefits	23,588	(12)	23,588	(12)	—
	Insurance Benefits and Other Perquisites	4,868	(13)	4,868	(13)	—
	Market Value of Awards Vesting	—		—		$313,500	(4)
	SERP Benefit	—		201,000	(14)	—

	Total	$1,178,456		$1,379,456		$313,500

(1)	Represents the executive officer’s base salary payable over 24 months, or in the case of Mr. Bready, 18 months.

(2)	Represents the annual cost of Mr. Bready’s continued medical coverage or, at Mr. Bready’s option, a lump sum cash payment of up to $1,000,000, in lieu of lifetime medical and dental coverage, along with a tax gross-up on such amount. The above amount reflects the estimated cost to the Company of a $1,000,000 payment and the tax gross-up on that payment. The actual amount payable to Mr. Bready will be the present value of the Company’s remaining obligation to provide for lifetime continued medical and dental benefits, up to $1,000,000 or the cost of such coverage up to $1,000,000.

(3)	Represents costs of continued coverage under disability, accident and life insurance plans; cost of office space and administrative support similar to what is currently provided by the Company; personal use of an aircraft and automobiles and other specified benefits and perquisites, in each case for 18 months following termination. Mr. Bready’s estate will not be entitled to such benefits in the event of termination due to death.

(4)	Represents the fair market value of stock options and performance-based restricted shares that vest on a change in control, determined using a per-share price of $36, the fair market value of a share of our common stock on December 31, 2010.

(5)	Because Mr. Bready’s estate is not entitled to receive certain benefits and perquisites in the event of termination due to death, the total amount of payments and benefits due to Mr. Bready’s estate in the event of termination due to death, assuming such termination occurred on December 31, 2010, is $7,022,735.

(6)	Based on the following assumptions, the payments and benefits payable to the named executive officers upon a termination of employment in connection with a change in control would not be subject to the excise tax under Sections 280G and 4999 of the Internal Revenue Code: (i) base amount calculations were based on each named executive officers’ average W-2 compensation for the period from 2005-2009, (ii) a statutory federal income tax rate of 35%, a Rhode Island income tax rate of 9.9%, and a Medicare tax rate of 1.45%, and (iii) the full value of performance-based restricted stock awards (rather than simply the value of their acceleration on a change in control) was assumed.

(7)	Represents two annual payments equal to the highest amount of bonus or incentive compensation paid to the executive officer with respect to any of the three (3) calendar years prior to the date of termination or, if higher, the three (3) calendar years prior to the THL Transaction.

(8)	Represents the greater of (a) $838,707, in the case of Mr. Hall, or $863,432, in the case of Mr. Donnelly, and (b) the present value of the Company’s remaining obligation to provide for lifetime continued medical and dental benefits up to $1,000,000, in either case along with a tax gross-up on such amount. Such amount is payable to Mr. Hall and Mr. Donnelly upon any termination of employment, however caused, or upon a change of control of the Company, whether or not the officer is terminated following such change of control. The above amount reflects the estimated cost to the Company of a $1,000,000 payment and the tax gross-up on that payment.

(9)	Represents costs of continued coverage under disability, accident and life insurance plans, in each case for two years following termination.

(10)	Represents the executive officer’s base salary payable over 24 months under the Second Amended and Restated Change in Control Severance Benefit Plan (the “Change in Control Plan”). As noted above under “Second Amended and Restated Change in Control Severance Plan”, the Change of Control Plan is a “double trigger” plan because both (i) a change of control and (ii) an employment termination within 24 months of the change of control are required in order to receive severance under the Change of Control Plan. The Reorganization constituted a change of control under the Change of Control Plan. Thus, the first trigger has been met.

(11)	Represents two annual incentive bonuses of $300,000 each (in the case of Mr. Cooney) or $275,000 each (in the case of Mr. Fleming) under the Change in Control Plan.

(12)	Represents payment of continued health coverage for 24 months under the Change in Control Plan.

(13)	Represents costs of continued coverage under the same disability, accident and life insurance plans for 24 months under the Change in Control Plan.

(14)	Represents the difference between the amounts payable to Mr. Fleming upon a “Qualifying Termination” (as such term is defined in the Nortek, Inc. Supplemental Executive Retirement Plan B (the “SERP”) during the twenty-four month period following a Change of Control (as defined in the SERP) as compared to the amount payable upon an early retirement, which is the amount Mr. Fleming would receive pursuant to the SERP if his employment terminated under circumstances other than a Qualifying Termination following a Change of Control. Mr. Fleming is the sole participant in the SERP. See “Nortek, Inc. Supplemental Executive Retirement Plan” above for additional information regarding the SERP and Mr. Fleming’s benefits under this plan.

Risk Assessment of Compensation Policies and Practices

In March 2011, the Board of Directors, with direction from the Company’s outside legal counsel, reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that the Company’s compensation policies and practices do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2011.

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for its 2011 fiscal year. The Audit Committee and the Board seek to have the stockholders ratify the Audit Committee’s appointment. We expect representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC
ACCOUNTANTS FOR FISCAL YEAR 2011

AUDIT COMMITTEE MATTERS

The Audit Committee Report below shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report below shall not be incorporated by reference into any such filings.

Audit Committee Report

This report is furnished by the Company’s Audit Committee with respect to the Company’s financial statements for fiscal 2010.

The Company’s management is responsible for the preparation and presentation of complete and accurate financial statements. The independent registered public accounting firm, Ernst & Young, LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report on its audit. The Audit Committee oversees and monitors the Company’s management and the independent registered public accounting firm throughout the financial reporting process.

In performing its oversight role, the Audit Committee has reviewed and discussed with management of the Company the Company’s audited financial statements for fiscal 2010. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with Ernst & Young, LLP the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees (Codification of Statements on Auditing Standards, AU 380) and as adopted by the PCAOB in Rule 3200T, as in effect for the

Company’s fiscal 2010. The Audit Committee has received the written disclosures and the letter from Ernst & Young, LLP as required by applicable requirements of the PCAOB regarding their communication with the Audit Committee concerning independence, and has discussed with them their independence from the Company. The Committee also has considered whether, and to what extent, if any, the fact that Ernst & Young, LLP may, from time-to-time, provide non-audit services to the Company, is compatible with maintaining the auditors’ independence and has discussed this with Ernst & Young, LLP.

Based on the review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee in its Charter, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal 2010 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission. Such report was filed with the Securities and Exchange Commission on March 31, 2011.

The Audit Committee has appointed Ernst & Young, LLP as the independent registered accounting firm of the Company for fiscal 2011 and intends to submit such recommendation to the Company’s stockholders for ratification (but not for approval) at the Company’s 2011 Annual Meeting of Stockholders.

Submitted by the Audit Committee
Joseph M. Cianciolo, Chair
John T. Coleman
Thomas A. Keenan
Jeffrey C. Bloomberg

Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Company’s independent registered public accounting firm for fiscal year 2010. Fees (including reimbursements for out-of-pocket expenses) paid to Ernst & Young LLP for services in fiscal 2010 and 2009 were as follows:

	2009	2010

Audit Fees	$5,302,000	$4,314,000
Audit-Related Fees	190,000	508,000
Tax Fees	417,500	110,000
All Other Fees	—	—

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. The Audit Committee considered the compatibility of non-audit services by Ernst & Young LLP with the maintenance of that firm’s independence and determined, in each case, that at all times, Ernst & Young LLP remained independent.

Audit Committee Pre-Approval Policy

The Audit Committee approves all engagements of the independent registered public accounting firm in advance including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments), which specifies projects and the approved levels of fees for each. All audit and non-audit services provided by the independent registered public accounting firm must be approved by the Audit Committee, through its Chairman, other than non-audit services subject to the de minimus exception set forth in Section 10A of the Securities and Exchange Act of 1934, as amended.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 18, 2011 for (1) each person known by the Company to own beneficially 5% or more of the outstanding shares of its common stock, (2) each of the Company’s directors and nominees, (3) each named executive officer and (4) all directors and named executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 15,700,981 outstanding shares of Nortek common stock, which includes all shares of unrestricted common stock, and all shares of restricted common stock awarded under Nortek’s 2009 Omnibus Incentive Plan. Shares of Nortek common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 18, 2011 are deemed to be outstanding and to be beneficially owned by the entity or person holding such options or warrants for the purpose of computing the percentage ownership of such entity or person but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other entity or person. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below will have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Amount and Nature of	Percentage
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

Holders of more than 5% of our voting securities:
Funds affiliated with Ares Management LLC(1)	4,730,370	30.02%
Funds affiliated with FMR, LLC(2)	2,486,910	15.79
Goldman Sachs Asset Management, L.P.(3)	1,540,611	9.79
Capital Research and Management Company(4)	832,632	5.30
Directors and Executive Officers:
Richard L. Bready(5)	404,784	2.56%
Jeffrey C. Bloomberg(6)	2,500	*
Joseph M. Cianciolo(7)	2,000	*
John T. Coleman	—	*
James B. Hirshorn(7)(8)	2,000	*
Thomas A. Keenan(7)	2,000	*
Daniel C. Lukas(8)	—	*
Bennett Rosenthal (8)(9)	2,000	*
J. David Smith(7)	2,000	*
Almon C. Hall(10)	51,461	*
Kevin W. Donnelly(11)	51,561	*
Edward J. Cooney(11)	51,561	*
Bruce E. Fleming(12)	9,000	*

All directors and executive officers as a group(13) (13 persons)	580,867	3.67%

*	Less than one percent

(1)	Consists of (a) 2,184,081 shares of common stock and 55,562 shares of common stock issuable upon the exercise of warrants, in each case held by Ares Corporate Opportunities Fund II, L.P. (“ACOF II”) and (b) 2,490,727 shares of common stock held by Ares Corporate Opportunities Fund III, L.P. (“ACOF III”). Does not include the shares identified in footnote (9) to this table held by Bennett Rosenthal as nominee for the benefit of the Ares Entities (as defined below). The general partner of ACOF II is ACOF Management II, L.P. (“ACOF Management II”) and the general partner of ACOF Management II is ACOF Operating Manager II, L.P. (“ACOF Operating Manager II”). The manager of ACOF II is ACOF Operating Manager II. The general partner ACOF III is ACOF Management III, L.P. (“ACOF Management III”) and the general partner of ACOF Management III is ACOF Operating Manager III, LLC. (“ACOF Operating Manager III”). The manager of ACOF III is ACOF Operating Manager III. ACOF Operating Manager II and ACOF Operating Manager III are each indirectly controlled by Ares Management LLC (“AM LLC”), which, in turn, is indirectly controlled by Ares Partners Management Company LLC (“APMC” and, together with ACOF II, ACOF III, ACOF

Management II, ACOF Management III, ACOF Operating Manager II, ACOF Operating Manager III and AM LLC, the “Ares Entities”). APMC is managed by an executive committee comprised of Antony Ressler, Michael Arougheti, David Kaplan, Greg Margolies and Bennett Rosenthal. Each of the members of the executive committee, and the Ares Entities (other than ACOF II and ACOF III with respect to the securities held directly by such fund) and the officers, partners, members and managers of the Ares Entities expressly disclaims beneficial ownership of, and pecuniary interest in, these securities, except to the extent of any pecuniary interest therein. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(2)	Consists of 2,434,010 shares of common stock and 52,900 shares of common stock issuable upon the exercise of warrants, in each case held by funds affiliated with FMR, LLC (“FMR”). The address of FMR is 82 Devonshire Street, Boston, MA 02109.

(3)	Consists of 1,510,227 shares of common stock and 30,384 shares of common stock issuable upon the exercise of warrants, in each case held by Goldman Sachs Asset Management, L.P. (“GSAM”), and with respect to which GSAM shares voting and dispositive power. GSAM disclaims beneficial ownership of the securities, except to the extent of any pecuniary interest therein. The address of GSAM is 20 West Street, New York, NY 10282.

(4)	Consists of 793,646, 18,686, 16,450 and 3,850 shares of common stock beneficially held by American High-Income Trust; The Income Fund of America, Inc.; American Funds Insurance Series, Asset Allocation Fund; and American Funds Insurance Series, High-Income Bond Fund, respectively. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Capital Research and Management Company, which serves as the investment advisor for each such fund, may be deemed to be the beneficial owner of all of the shares held by the funds. Capital Research and Management Company, however, expressly disclaims that it is, in fact, the beneficial owner of such securities. Capital Research and Management Company is an investment adviser registered under the Investment Advisers Act of 1940. The address of Capital Research and Management Company is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(5)	Consists of (a) 6,225 shares of common stock, (b) 16,382 shares of common stock issuable upon exercise of warrants, (c) 63,696 shares of common stock issuable upon exercise of stock options and (d) 318,481 shares of unvested restricted common stock awarded under our 2009 Omnibus Incentive Plan, as to which unvested restricted common stock Mr. Bready has voting but not dispositive power.

(6)	Consists of (a) 500 shares of common stock and (b) 2,000 shares of common stock issuable upon the exercise of stock options.

(7)	Consists of 2,000 shares of common stock issuable upon the exercise of stock options.

(8)	Does not include the securities held by ACOF II and ACOF III. As disclosed in footnote (1) above, Messrs. Hirshorn, Lukas and Rosenthal are associated with Ares. Messrs. Hirshorn, Lukas and Rosenthal each expressly disclaims beneficial ownership of the securities held by ACOF II and ACOF III, except to the extent of any pecuniary interest therein.

(9)	Consists of 2,000 shares of common stock issuable upon the exercise of stock options. All stock options issued to Mr. Rosenthal are held for the benefit of the Ares Entities. Pursuant to policies of the Ares Entities, Mr. Rosenthal holds such stock options as nominee for the sole benefit of the Ares Entities and has assigned all economic, pecuniary and voting rights in respect of such stock options to the Ares Entities. Mr. Rosenthal expressly disclaims beneficial ownership of such stock options, except to the extent of any pecuniary interest therein.

(10)	Consists of (a) 127 shares of common stock, (b) 334 shares of common stock issuable upon exercise of warrants, (c) 8,500 shares of common stock issuable upon exercise of stock options and (d) 42,500 shares of unvested restricted common stock awarded under our 2009 Omnibus Incentive Plan, as to which unvested restricted common stock Mr. Hall has voting but not dispositive power.

(11)	For each of Messrs. Donnelly and Cooney, consists of (a) 227 shares of common stock, (b) 334 shares of common stock issuable upon exercise of warrants, (c) 8,500 shares of common stock issuable upon exercise of stock options and (d) 42,500 shares of unvested restricted common stock awarded under our 2009 Omnibus

Incentive Plan, as to which unvested restricted common stock each of Messrs. Donnelly and Cooney has voting but not dispositive power.

(12)	Consists of (a) 1,500 shares of common stock issuable upon exercise of stock options and (b) 7,500 shares of unvested restricted common stock awarded under our 2009 Omnibus Incentive Plan, as to which Mr. Fleming has voting but not dispositive power.

(13)	Consists of an aggregate of (a) 7,306 shares of common stock, (b) 17,384 shares of common stock issuable upon exercise of warrants, (c) 102,696 shares of common stock issuable upon the exercise of stock options and (d) 453,481 shares of unvested restricted common stock awarded under our 2009 Omnibus Incentive Plan held by executive officers, as to which each executive officer has voting but not dispositive power.

Financial and Other Information

The Company has made available to you its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Company’s Form 10-K for the year ended December 31, 2010 can also be accessed on the internet at the SEC Filings section of the Investors section of our website, www.nortek-inc.com, and at the website of the Securities and Exchange Commission, www.sec.gov. The documents are also available without charge by requesting them in writing from Nortek, Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903.

Proposals of Stockholders

Proposals to be included in the proxy statement.

In order to be included in the Company’s proxy materials for presentation at the 2012 Annual Meeting of Stockholders, a stockholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of the Company at 50 Kennedy Plaza, Providence, Rhode Island 02903, not less than 120 days prior to May 10, 2012 and must comply with the requirements of SEC Rule 14a-8.

Other proposals (not to be included in the proxy statement)

Under our Amended and Restated By-Laws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Pursuant to our Amended and Restated By-Laws, if you wish to bring business before the 2012 Annual Meeting, you must give written notice thereof which must be received by the Secretary of the Company at 50 Kennedy Plaza, Providence, Rhode Island 02903 not less than 90 days, nor more than 120 days prior to May 10, 2012. Proposals that do not comply with these notice provisions will not be considered at the 2012 Annual Meeting.

A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) the name and record address of the Stockholder proposing such business, (iv) the class and number of our shares which are beneficially owned by the Stockholder; and (v) any material interest of the Stockholder in such business. We do not intend to entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Amended and Restated By-Laws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such Stockholder proposal or nomination.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/NTKS
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
97005
▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES, “FOR” ITEM 2, FOR “3 YEARS” ON ITEM 3, AND “FOR” ITEM 4.	Please mark your votes as indicated in this example	☒
The Board of Directors recommends that you vote FOR the following items 1, 2 and 4:

1.	Election of Directors	FOR	WITHHOLD
Nominees:
	01 Jeffrey C. Bloomberg	☐	☐
	02 Joseph M. Cianciolo	☐	☐
	03 James B. Hirshorn	☐	☐	FOR	AGAINST	ABSTAIN
2.	To approve on a non-binding advisory basis, the compensation of Nortek’s named executive officers.			☐	☐	☐

4.	To ratify Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.			☐	☐	☐
The Board of Directors recommends that you vote FOR 3 Years on the following item 3.

		3 years	2 years	1 year	Abstain

3.	To recommend, on a non-binding advisory basis, the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐
NOTE: The named proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the 2011 annual meeting of stockholders and any adjournments thereof.

RESTRICTED AREA - SCAN LINE

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Nortek, Inc. account online.
Access your Nortek, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Nortek, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement is available at: http://www.nortek-inc.com/2011_proxy.pdf.
▼ FOLD AND DETACH HERE ▼

NORTEK, INC.
50 KENNEDY PLAZA
PROVIDENCE, RHODE ISLAND 02903
(401) 751-1600
MAY 10, 2011
          The undersigned hereby appoints Richard L. Bready, Kevin W. Donnelly and Edward J. Cooney, or any of them, proxies with power of substitution to each, to vote at the Annual Meeting of Stockholders of Nortek, Inc. to be held on May 10, 2011 at 9:00 a.m., o l cal time, at Hilton Minneapolis/St. Paul Airport, 3800 American Boulevard East, Bloomington, MN 55425 (telephone: 952-854-2100) or at any adjournment or postponement thereof, all of the shares of common stock of Nortek, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA — SCAN LINE

(Continued and to be marked, dated and signed, on the other side)	WO# 97005
RESTRICTED AREA — SIGNATURE LINE